SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant          ☒
Filed by a Party other than the Registrant       ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒            Definitive Proxy Statement

☐             Definitive Additional Materials

☐             Soliciting Material under § 240.14a-12

Peoples Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐            Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐    Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(3)           Filing Party:

(4)           Date Filed:

Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH  45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

March 27, 2009

Dear Fellow Shareholders:

Enclosed you will find the following items pertaining to the Annual Meeting of Peoples Bancorp Inc.’s Shareholders to be held at 10:00 a.m. on Thursday, April 23, 2009 at the Holiday Inn in Marietta, Ohio:

•	Notice of Annual Meeting of Shareholders.
•	Peoples Bancorp Inc.’s 2009 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008.
•	Proxy Card.
•	Return Envelope.

The proxy card solicits your vote on following: (1) the election of four directors; (2) the ratification of Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009; (3) a non-binding advisory vote on Peoples’ executive compensation; and (4) other business which properly comes before the Annual Meeting.

It is important that your proxy card be signed, dated, and returned promptly in the enclosed envelope.

I hope that you will consider attending our annual meeting.  We continue to be active in our pursuit of strategies that enhance long-term shareholder value in these difficult economic times.  On behalf of our directors and staff, thank you for your continued support.

                                                                                                           Sincerely,

                                                                                                          Mark F. Bradley
                                                                                                          President and Chief Executive Officer

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH  45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PEOPLES BANCORP INC.
Marietta, Ohio
March 27, 2009

Dear Fellow Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Daylight Saving Time, on Thursday, April 23, 2009, in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1), for the following purposes:

1.	To elect the following directors for terms of three years each:

Nominee                                                                                                         Term Will Expire In
Carl L. Baker, Jr.                                        (for re-election)                                       2012
George W. Broughton                             (for re-election)                                       2012
Wilford D. Dimit                                       (for re-election)                                       2012
Richard Ferguson                                     (for re-election)                                       2012

2.	To ratify the appointment of Ernst & Young LLP as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	To approve, in a non-binding advisory vote, Peoples’ executive compensation disclosed in the accompanying proxy statement; and

4.	To transact any other business which properly comes before the Annual Meeting or any adjournment thereof.

If you were a holder of record of common shares of Peoples at the close of business on February 23, 2009, you will be entitled to vote in person or by proxy at the Annual Meeting.

You are cordially invited to attend the Annual Meeting.  Your vote is important, regardless of the number of common shares you own.  Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return your proxy card in the enclosed envelope at your earliest convenience.

Peoples’ 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, accompanies this notice and proxy statement.

                                                                         By Order of the Board of Directors,

                                                                         Rhonda L. Mears
                                                                         Corporate Secretary

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.

PEOPLES BANCORP INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLERS
To Be Held April 23, 2009

i

ii

PEOPLES BANCORP INC.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750-0738
(740) 374-6136
www.peoplesbancorp.com

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 23, 2009

GENERAL INFORMATION

We are sending this proxy statement and the accompanying proxy card to you because the Board of Directors of Peoples Bancorp Inc. (“Peoples”) is soliciting your proxy to vote at the Annual Meeting of Shareholders, to be held on Thursday, April 23, 2009, at 10:00 a.m., Eastern Daylight Saving Time (the “Annual Meeting”), or at any adjournment thereof.  The Annual Meeting will be held in the Ball Room of the Holiday Inn, 701 Pike Street in Marietta, Ohio (Interstate 77, Ohio exit 1).  This proxy statement summarizes the information that you will need in order to vote.

Peoples has three wholly-owned subsidiaries, Peoples Bank, National Association (“Peoples Bank”), Peoples Investment Company and PEBO Capital Trust I.  Peoples Bank also owns an insurance agency subsidiary, Peoples Insurance Agency, Inc., and an asset management subsidiary, PBNA, L.L.C.  Peoples Investment Company also owns a capital management subsidiary, Peoples Capital Corporation.  In 2003, Peoples established Peoples Bancorp Foundation, Inc., as an independent charitable foundation to provide financial assistance and grants to local organizations within Peoples’ market area.

Mailing

We mailed this proxy statement and the accompanying proxy card on or about March 27, 2009 to all shareholders entitled to vote their common shares at the Annual Meeting.  The common shares are the only shares of Peoples’ capital stock entitled to vote at the Annual Meeting.  We also sent with this proxy statement, Peoples’ 2008 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Annual Report”).  Additional copies of the 2008 Annual Report may be obtained, without charge, by sending a written request to:  Rhonda L. Mears, Corporate Secretary, 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.  Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is posted in the “Company Information SEC Filings Updated” section of the “Investors Relations” page of Peoples’ website at www.peoplesbancorp.com and is also on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov.

SHAREHOLDER PROPOSALS
FOR 2010 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) must be received by the Corporate Secretary of Peoples no later than November 27, 2009, to be eligible for inclusion in Peoples’ proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2010 Annual Meeting.  Peoples will not be required to include in its proxy, a notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors.  If a shareholder intends to present a proposal at the 2010 Annual Meeting without inclusion of that proposal in Peoples’ proxy materials, and does not notify the Corporate Secretary of Peoples of the proposal by February 10, 2010, the proxies solicited by the Board of Directors for use at the 2010 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2010 Annual Meeting.

In each case, written notice must be given to Peoples’ Corporate Secretary, at the following address:  Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

Shareholders desiring to nominate candidates for election as directors at the 2010 Annual Meeting must follow the procedures described in the section captioned “NOMINATING PROCEDURES.”

VOTING INFORMATION

Who can vote at the Annual Meeting?

Only holders of common shares of record at the close of business on February 23, 2009 are entitled to receive notice of and to vote at the Annual Meeting.  At the close of business on February 23, 2009, there were 10,439,168 common shares outstanding and entitled to vote.  The common shares are the only shares of Peoples’ capital stock entitled to vote at the Annual Meeting.

Each common share entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting.  There is no cumulative voting with respect to the election of directors.

How do I vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by proxy.  To do so, you may complete, sign and date the accompanying proxy card and return it in the envelope provided.

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive.  If your common shares are held in the name of your broker/dealer, your financial institution or another record holder (i.e., held in “street name”), you must bring an account statement or letter from that broker/dealer, financial institution or other holder of record authorizing you to vote on behalf of such record holder.  The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares (i.e., you retained the right to make voting and/or investment decisions with respect to the common shares) on February 23, 2009, the record date for voting at the Annual Meeting.

How do I vote if my common shares are held in “street name”?

If you hold your common shares in “street name” with a broker/dealer, financial institution or other holder of record, you should review the information provided to you by such record holder.  This information will set forth the procedures you need to follow in instructing the record holder how to vote your “street name” common shares and how to revoke previously given instructions.  If you hold your common shares in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee.  The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on February 23, 2009, the record date for voting at the Annual Meeting.

How do I vote if my common shares are held through the Peoples Bancorp Inc. Retirement Savings Plan?

If you participate in the Peoples Bancorp Inc. Retirement Savings Plan (the “Retirement Savings Plan”), you will be entitled to instruct the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account.  If you are such a participant, you will receive a separate proxy card for common shares allocated to your account in the Retirement Savings Plan.  If you do not provide voting instructions to the trustee of the Retirement Savings Plan, the trustee will not vote the common shares allocated to your account.

How will my common shares be voted?

Those common shares represented by a properly executed proxy card that is received prior to the Annual Meeting and not subsequently revoked will be voted in accordance with your instructions by your “proxies” (the individuals named on your proxy card).  If you submit a valid proxy card prior to the Annual Meeting, but do not complete the voting instructions on the proxy card, to the extent permitted by applicable law, your proxy will vote your common shares as recommended by the Board of Directors, as follows:

•	“FOR” the election as directors of the nominees listed on page 10 under “PROPOSAL NUMBER 1: ELECTION OF DIRECTORS”;

•	“FOR” the ratification of the appointment of Ernst & Young LLP (“E&Y”) as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	“FOR” the approval, in a non-binding advisory vote, of Peoples’ executive compensation described in the proxy statement.

No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the persons named as proxies on the accompanying proxy card will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.

How do I change or revoke my proxy?

Shareholders who submit proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting and any adjournment thereof.  You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by:

•	filing a written notice of revocation with the Corporate Secretary of Peoples at 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, which must be received prior to the Annual Meeting;

•	executing and returning a later-dated proxy card, which must be received prior to the Annual Meeting; or

•	attending the Annual Meeting and giving notice of revocation in person.

Attendance at the Annual Meeting will not, by itself, revoke your proxy.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy.  If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions received from your nominee to change your vote.

If I vote in advance, can I still attend the Annual Meeting?

Yes.  You are encouraged to vote promptly, by returning your signed proxy card by mail, so that your common shares will be represented at the Annual Meeting.  However, appointing a proxy does not affect your right to attend the Annual Meeting and vote your common shares in person.

What constitutes a quorum and how many votes are required for adoption of the proposals?

Under Peoples’ Code of Regulations, a quorum is a majority of the voting shares outstanding and entitled to vote at the Annual Meeting.  The common shares are the only shares of Peoples’ capital stock entitled to vote at the Annual Meeting.  Common shares may be present in person or represented by proxy at the Annual Meeting.  Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum.  There were 10,439,168 Peoples common shares outstanding and entitled to vote on February 23, 2009, the record date.  A majority of the outstanding common shares, or 5,219,585 common shares, present in person or represented by proxy, will constitute a quorum.  A quorum must exist to conduct business at the Annual Meeting.

If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner.  If a proposal is non-routine, a broker may vote on the proposal only if the beneficial owner has provided voting instructions.  A “broker non-vote” occurs when a broker holding common shares for a beneficial owner is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any voting instructions.

Each of (i) the uncontested election of directors, (ii) the ratification of the appointment of Peoples’ independent registered public accounting firm and (iii) the non-binding advisory vote on executive compensation, is a routine item.

The following sets forth the votes required, and the impact of abstentions and broker non-votes, if any, on the three proposals:

Item	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
Election of Directors
Under Ohio law and Peoples’ Code of Regulations, the four nominees for election as directors receiving the greatest number of votes “FOR” their election will be elected as directors in the class whose terms will expire in 2012.
• Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will affect whether a nominee has received sufficient votes to be elected.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Ernst & Young LLP as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009.
• Abstention has the same effect as a vote “AGAINST” the proposal.
Approval, in Non-Binding Advisory Vote of Executive Compensation
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve, in a non-binding advisory vote, Peoples’ executive compensation disclosed in this proxy statement.
• Abstention has the same effect as a vote “AGAINST” the proposal.

Peoples’ policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders.  However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.  Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

Who pays the cost of proxy solicitation?

Peoples will pay the costs of soliciting proxies on behalf of the Board of Directors other than the Internet access and telephone usage charges if a proxy is appointed electronically or telephonically through a broker/dealer, financial institution or other holder of record.  Although we are soliciting proxies by mailing these proxy materials to the holders of our common shares, the directors, officers and employees of Peoples and our subsidiaries also may solicit proxies by further mailings, telephone, electronic mail, facsimile or personal contact without receiving any additional compensation for such solicitations.  Peoples will also reimburse its transfer agent, broker/dealers, voting trustees, financial institutions and other custodians, nominees and fiduciaries for their costs in forwarding the proxy materials to the beneficial shareholders.

                NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Peoples Bancorp Inc. to Be Held on April 23, 2009:  This proxy statement, a sample of the form of proxy card to be sent to shareholders by Peoples and Peoples’ 2008 Annual Report to Shareholders are available at www.peoplesbancorp.com by selecting the “Peoples Bancorp Inc. Proxy Materials” link.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.

PARTICIPATION IN CAPITAL PURCHASE PROGRAM
ENACTED AS PART OF TROUBLED ASSETS RELIEF PROGRAM

On January 30, 2009, Peoples completed the sale to the United States Department of the Treasury (the “U.S. Treasury”) of $39.0 million of newly-issued Peoples non-voting preferred shares as part of the U.S. Treasury’s Capital Purchase Program (the “Capital Purchase Program”) enacted as part of the Troubled Assets Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008 (“EESA”).  To finalize Peoples’ participation in the Capital Purchase Program, Peoples and the U.S. Treasury entered into a Letter Agreement, dated January 30, 2009 (the “Letter Agreement”), including the related Securities Purchase Agreement – Standard Terms attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”).  Pursuant to the UST Agreement, Peoples issued and sold to the U.S. Treasury (i) 39,000 of Peoples’ Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 313,505 Peoples common shares, at an exercise price of $18.66 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $39.0 million in cash.  The Warrant has a ten-year term.

In the Securities Purchase Agreement, Peoples adopted the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any securities acquired from Peoples pursuant to the Securities Purchase Agreement or upon exercise of the Warrant.  These standards generally apply to our executive officers – Mark F. Bradley, Peoples’ President and Chief Executive Officer; Edward G. Sloane, Peoples’ Executive Vice President, Chief Financial Officer and Treasurer;  Carol A. Schneeberger, Peoples Executive Vice President, Operations; Joseph S. Yazombek, Peoples’ Executive Vice President and Chief Lending Officer; Deborah K. Hill, Peoples’ Executive Vice President, Consumer and Business Financial Services; and David T. Wesel, Peoples’ Executive Vice President for Investment and Insurance.

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) passed by Congress and signed by the President on February 17, 2009 retroactively amends the executive compensation provisions applicable to participants in the Capital Purchase Program.  The ARRA executive compensation standards remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding (the “ARRA Covered Period”), excluding any period during which the U.S. Treasury holds only the Warrant to purchase Peoples’ common shares.  The ARRA executive compensation standards apply to Peoples’ Senior Executive Officers (as defined in the ARRA).

The ARRA executive compensation standards include: (i) prohibitions on payment or accrual of bonuses, retention awards and other incentive compensation, other than payments pursuant to written employment agreements entered into on or before February 11, 2009 or grants of restricted stock that do not fully vest during the ARRA Covered Period and do not have a value which exceeds one-third of an employee’s total annual compensation; (ii) prohibitions on payments to certain employees for a departure from Peoples, except for payments for services performed or benefits accrued; (iii) recovery (“clawback”) of bonuses, retention awards and incentive compensation if the payment was based on materially inaccurate statements of earnings, revenues, gains or other criteria; (iv) prohibition on compensation plans that encourage manipulation of reported earnings; (v) retroactive review of bonuses, retention awards and other compensation previously paid to Senior Executive Officers and the next 20 most highly-compensated employees if found by the U.S. Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest; (vi) requiring the establishment of a company-wide policy regarding “excessive or luxury expenditures”; and (vii) requiring the inclusion in proxy statements for annual shareholder meetings of a non-binding “Say on Pay” shareholder vote on the compensation of executives.

There is no stated effective date for the ARRA’s executive compensation standards.  The U.S. Treasury is directed to issue regulations to implement these standards and the SEC is to issue regulations related to the “Say on Pay” requirements. As a result, although the ARRA purports to retroactively amend EESA and the regulations issued by the U.S. Treasury thereunder, it is unclear the extent to which the various substantive provisions of the ARRA apply to Peoples.

The Securities Purchase Agreement requires Peoples to comply with the executive compensation provisions applicable to participants in the Capital Purchase Program, as those standards were in effect on January 30, 2009 (the “Closing Date” as defined in the Securities Purchase Agreement).  The U.S. Treasury may unilaterally amend the Securities Purchase Agreement to comply with changes in applicable federal statutes.  As of the date of this proxy statement, the U.S. Treasury had not exercised its authority to unilaterally amend the Securities Purchase Agreement to impose the ARRA executive compensation standards on Peoples.  In addition, the ARRA executive compensation standards require that the U.S. Treasury and the SEC issue a number of regulations describing how the standards are to be implemented.  As of the date of this proxy statement, neither the U.S. Treasury nor the SEC had yet issued any such regulations.

Peoples will carefully review the ARRA executive compensation standards and any U.S. Treasury and/or SEC regulations, once issued.  To the extent that (i) the U.S. Treasury amends the Securities Purchase Agreement to make these standards applicable, (ii) the U.S. Treasury and/or the SEC issues regulations describing how Peoples is to comply with these standards or (iii) Peoples determines that these standards apply, Peoples will work with its Senior Executive Officers and other affected employees to take such steps as it deems necessary to comply with the standards and adopt administrative and other procedures consistent with the foregoing.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 23, 2009 (except as otherwise noted), certain information concerning the beneficial ownership of common shares by the only entities known by Peoples to be the beneficial owner of more than 5% of Peoples’ outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Peoples Bank – Trustee 138 Putnam Street P.O. Box 738 Marietta, OH 45750-0738	1,014,455 (2)	9.72%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. Franklin Advisory Services, LLC One Franklin Parkway San Mateo, CA 94403-1906	867,823 (3)	8.31%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	809,653 (4)	7.76%

(1)	The “Percent of Class” computation is based on 10,439,168 common shares outstanding and entitled to vote on February 23, 2009.

(2)
Includes Peoples Bank’s beneficial ownership through Peoples Financial Advisors, a division of Peoples Bank, in the following manner:  137,343 common shares with shared investment and sole voting power; 724,346 common shares with shared investment and shared voting power; 142,227 common shares with sole voting and sole investment power; and 10,539 common shares with sole investment and shared voting power.  The officers and directors of Peoples Bank and Peoples disclaim beneficial ownership of the common shares beneficially owned by Peoples Bank through Peoples Financial Advisors.

(3)
Based on information contained in a Schedule 13G amendment, dated January 28, 2009, filed with the SEC on February 9, 2009 on behalf of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC to report their beneficial ownership of common shares of Peoples as of December 31, 2008.  These common shares are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc., which are investment adviser subsidiaries of Franklin Resources, Inc.  The investment management contracts generally grant to the respective investment adviser subsidiary all voting and/or investment power over the common shares owned by the advisory clients.  However, the Schedule 13G amendment reports that, to the extent that the underlying client under a managed account investment management arrangement advised by Franklin Templeton Portfolio Advisors, Inc. has retained voting power over any common shares, Franklin Templeton Portfolio Advisors, Inc. disclaims any power to vote or direct the vote of such common shares.  The Schedule 13G amendment reports that Franklin Advisory Services, LLC had sole voting power as to 853,823 common shares (8.18% of the outstanding common shares) and sole investment power as to 866,623 common shares (8.30% of the outstanding common shares) and that Franklin Templeton Portfolio Advisors, Inc. had sole voting (except as previously noted) and sole investment power as to 1,200 common shares (.0001% of the outstanding common shares).  For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Charles B. Johnson and Rupert H. Johnson, Jr. are reported to be the principal stockholders of Franklin Resources, Inc., and together with Franklin Resources, Inc., each may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owner of the common shares held by persons and entities advised by the investment adviser subsidiaries of Franklin Resources, Inc.  However, each of Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Advisory Services, LLC and Franklin Templeton Portfolio Advisors, Inc. expressly disclaimed any pecuniary interest (direct financial interest) or beneficial ownership in any of the common shares covered by the Schedule 13G amendment and they believe they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act.

(4)
Based on information contained in a Schedule 13G amendment, dated February 9, 2009, filed with the SEC on February 9, 2009 on behalf of Dimensional Fund Advisors LP to report its beneficial ownership of common shares of Peoples as of December 31, 2008.  The Schedule 13G amendment reported that Dimensional Fund Advisors LP had sole voting power as to 789,594 common shares and sole investment power as to 809,653 common shares, all of which were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP furnishes investment advice and of certain other commingled group trusts and separate accounts for which Dimensional Fund Advisors LP serves as investment manager.  The common shares reported were owned by the investment companies, trusts and accounts.  Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported common shares.

The following table sets forth, as of February 23, 2009, certain information with respect to the common shares beneficially owned by each current director of Peoples (including each nominee for re-election as a director of Peoples), by each individual named in the Summary Compensation Table for 2008 and by all current executive officers and directors of Peoples as a group:

	Amount and Nature of Beneficial Ownership (1)

Name of Beneficial Owner	Common Shares Presently Held		Common Shares Which Can Be Acquired Upon Exercise of Options Currently Exercisable or Options First Becoming Exercisable Within 60 Days	Total	Percent of Class (2)
Carl L. Baker, Jr.	86,642	(3)	7,984	94,626	(4)
Mark F. Bradley (5)	9,956	(6)	24,822	34,778	(4)
George W. Broughton	180,959	(7)	4,665	185,624	1.78%
Frank L. Christy	81,965	(8)	6,932	88,897	(4)
Wilford D. Dimit	56,563	(9)	8,386	64,949	(4)
Richard Ferguson	720	(10)	2,355	3,075	(4)
Deborah K. Hill (5)	1,619		0	1,619	(4)
David L. Mead	3,100	(11)	600	3,700	(4)
Robert W. Price	15,880	(12)	5,820	21,700	(4)
Theodore P. Sauber	130,188	(13)	2,355	132,543	1.27%
Carol A. Schneeberger (5)	32,235	(14)	18,554	50,789	(4)
Edward G. Sloane (5)	2,791	(15)	0	2,791	(4)
Paul T. Theisen	24,225	(16)	7,550	31,775	(4)
David T. Wesel (5)	5,632	(17)	3,609	9,241	(4)
Joseph H. Wesel	37,926	(18)	5,820	43,746	(4)
Thomas J. Wolf	25,600	(19)	3,510	29,110	(4)
Joseph S. Yazombek (5)	43,073	(20)	26,656	69,729	(4)
All current directors and executive officers as a group (numbering 17)	739,074	(21)	129,618	868,692	8.22%

(1)
Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table.  All fractional common shares have been rounded down to the whole common share.  The mailing address of each of the current executive officers and directors of Peoples is 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

(2)
The “Percent of Class” computation is based on the sum of (i) 10,439,168 common shares outstanding and entitled to vote on February 23, 2009 and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after February 23, 2009.

(3)
Includes 5,777 common shares held in an investment account by Carl L. Baker, Jr., as to which Mr. Baker exercises sole voting and investment power. Includes 8,352 common shares held by B & N Coal, Inc., as to which Mr. Baker exercises shared voting and investment power.  Also includes (i) 8,943 common shares held by Mr. Baker as Trustee of the Gilbert Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (ii) 44,924 common shares held by Mr. Baker as Trustee of the Jewell Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (iii) 5,005 common shares held by Mr. Baker as Trustee of the Mary Baker Trust, as to which Mr. Baker exercises sole voting and investment power; and (iv) 2,000 common shares held by Mr. Baker as Trustee of Baker Investments LLC, as to which Mr. Baker exercises sole voting and investment power. Does not include 277 common shares accrued to Mr. Baker’s account under the Peoples Bancorp Inc.  Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Deferred Compensation Plan for Directors”), as to which Mr. Baker has no voting or investment power.

(4)	Reflects beneficial ownership of less than 1% of the outstanding common shares.

(5)	Executive officer of Peoples during the fiscal year ended December 31, 2008 (the “2008 fiscal year”) and named in the Summary Compensation Table. Mark F. Bradley also serves as a director of Peoples.

(6)
Does not include 1,568 common shares accrued to Mark F. Bradley’s account under the Deferred Compensation Plan for Directors, as to which Mr. Bradley has no voting or investment power.  Includes 6,878 common shares allocated to the account of Mr. Bradley in the Retirement Savings Plan, as to which Mr. Bradley has the power to direct the voting and investment.

(7)
Includes 5,135 common shares held by George W. Broughton as custodian for his children, as to which Mr. Broughton has sole voting and investment power.  Includes 2,000 common shares held by George Broughton Family Limited Partnership, as to which Mr. Broughton exercises sole voting and investment power.  Includes 558 common shares held by Broughton Commercial Properties, LLC, as to which Mr. Broughton exercises sole voting and investment power.  Includes 17,004 common shares held by Mr. Broughton as Trustee of the George W. Broughton and Nancy R. Broughton Retained Annuity Trust, as to which Mr. Broughton has shared voting and investment power.  Includes 13,374 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Broughton exercises sole voting and investment power.  Does not include 16,333 common shares held of record and beneficially owned by Mr. Broughton’s wife, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership.  Does not include 1,370 common shares accrued to Mr. Broughton’s account under the Deferred Compensation Plan for Directors, as to which Mr. Broughton has no voting or investment power.  As of February 23, 2009, 558 common shares held by Broughton Commercial Properties, LLC and 9,306 common shares held by Mr. Broughton had been pledged as security.

(8)
Includes 70,115 common shares held in the Riverbank Restaurants Inc. Agency Account at Peoples Bank, as to which Frank L. Christy exercises shared voting and investment power with Peoples Bank.  Also includes 979 common shares held in an investment account by Mr. Christy, as to which Mr. Christy exercises sole voting and investment power.  Also includes 10,271 common shares held by Mr. Christy as Co-Trustee of the F. Leonard Christy Trust Investment Account at Peoples Bank, as to which Mr. Christy exercises shared voting and investment power.

(9)
Includes 24,153 common shares held in the Wilford D. Dimit Trust Investment Account at Peoples Bank, as to which Mr. Dimit exercises shared voting and investment power with Peoples Bank.  Also includes 31,100 common shares held in the Marjorie E. Dimit Trust Investment Account at Peoples Bank, as to which Wilford D. Dimit exercises shared voting and investment power with Peoples Bank.  Does not include 25,581 common shares accrued to Mr. Dimit’s account under the Deferred Compensation Plan for Directors, as to which Mr. Dimit has no voting or investment power.

(10)
Includes 103 common shares allocated to the account of Richard Ferguson in the Ferguson Consulting, LLC retirement savings plan, as to which Mr. Ferguson has the power to direct the voting and investment.  Does not include 4,721 common shares accrued to Mr. Ferguson’s account under the Deferred Compensation Plan for Directors, as to which Mr. Ferguson has no voting or investment power.

(11)
Includes 2,500 common shares held in an investment account by David L. Mead, as to which Mr. Mead exercises sole voting and investment power. Does not include 2,419 common shares accrued to Mr. Mead’s account under the Deferred Compensation Plan for Directors, as to which Mr. Mead has no voting or investment power.

(12)
Includes 11,167 common shares held in the Robert W. Price Investment Account, as to which Mr. Price exercises sole investment and voting power.  Does not include 6,345 common shares accrued to Mr. Price’s account under the Deferred Compensation Plan for Directors, as to which Mr. Price has no voting or investment power.

(13)
Includes 56,173 common shares held in the Carol J. Sauber Trust Account at Peoples Bank, as to which Theodore P. Sauber exercises shared investment and voting power with Peoples Bank.  Includes 65,594 common shares held in the Theodore P. Sauber Trust Account at Peoples Bank, as to which Mr. Sauber exercises shared investment and voting power with Peoples Bank.  Includes 8,121 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Sauber exercises shared investment and voting power with Peoples Bank.

(14)
Includes 8,452 common shares held jointly by Carol A. Schneeberger with her husband, as to which Ms. Schneeberger exercises shared voting and investment power. Includes 13,123 common shares allocated to the account of Ms. Schneeberger in the Retirement Savings Plan, as to which Ms. Schneeberger has the power to direct the voting and investment.  Includes 3,751 common shares held by David Radcliff, the father of Ms. Schneeberger.  Mr. Radcliff has granted to Ms. Schneeberger, pursuant to a power of attorney, voting and investment powers with respect to these 3,751 common shares; however, Ms. Schneeberger disclaims beneficial ownership as to them.

(15)	Includes 1,132 common shares allocated to the account of Mr. Sloane in the Retirement Savings Plan, as to which Mr. Sloane has the power to direct the voting and investment.

(16)	Does not include 6,199 common shares accrued to Paul T. Theisen’s account under the Deferred Compensation Plan for Directors, as to which Mr. Theisen has no voting or investment power.

(17)
Includes 2,789 common shares held jointly by David T. Wesel with his wife, as to which Mr. Wesel exercises shared voting and investment power.  Includes 2,040 common shares held by Mr. Wesel as custodian for his children.

(18)
Does not include 14,879 common shares held in the Luada Wesel Estate Plan Trust Investment Account at Peoples Bank, as to which: (i) Joseph H. Wesel has no voting or investment power and disclaims beneficial ownership and (ii) Peoples Bank shares voting and investment power with Luada Wesel.  Does not include 8,461 common shares accrued to Mr. Wesel’s account under the Deferred Compensation Plan for Directors, as to which Mr. Wesel has no voting or investment power.  Does not include 15,986 common shares in the Joseph and Lu Wesel Grandchildren’s Trust, as to which Peoples Bank has sole investment and voting power.

(19)	As of February 23, 2009, 20,000 common shares held by Mr. Wolf had been pledged as security.

(20)
Includes 26,506 common shares held jointly by Joseph S. Yazombek and with his wife, as to which Mr. Yazombek exercises shared voting and investment power.  Includes 15,726 common shares allocated to the account of Mr. Yazombek in the Retirement Savings Plan, as to which Mr. Yazombek has the power to direct the voting and investment.

(21)
Includes common shares held jointly by current directors and executive officers with other persons, as well as 36,928 common shares allocated to the accounts of the executive officers of Peoples in the Retirement Savings Plan.  See notes (3) and (6) through (20) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Peoples’ directors and executive officers, and any persons beneficially holding more than 10 percent of Peoples’ outstanding common shares, file statements with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership.  Peoples is required to disclose in this proxy statement any late statements, if any statements are not filed within the time periods mandated by the SEC.  Based solely on Peoples’ review of (i) Section 16(a) statements filed on behalf of these persons for their transactions during Peoples’ 2008 fiscal year and (ii) written representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during Peoples’ 2008 fiscal year, Peoples believes that all Section 16(a) filing requirements applicable to Peoples’ executive officers and directors, and persons holding more than 10 percent of peoples’ outstanding common shares, were complied with, except:

•
Frank L. Christy filed late one Form 4 reporting the disposition of common shares by Mr. Christy as Co-Trustee of the F. Leonard Christy Trust in a total of 12 transactions (which occurred on March 12, 2008 and was reported on May 7, 2008).

•	Carl L. Baker, Jr. reported late on a Form 4 the acquisition of common shares through dividend reinvestment (which occurred on April 2, 2007 and was reported on February 25, 2008).

•
The following directors and executive officers reported late on a Form 4 the acquisition of common shares through an award of restricted shares on February 20, 2008, which was reported on February 25, 2008 or on February 26, 2008:  George W. Broughton, Carl L. Baker, Jr., Mark F. Bradley, Frank L. Christy, Wilford D. Dimit, Richard Ferguson, David L. Mead, Robert W. Price, Theodore P. Sauber, Carol A. Schneeberger, Paul T. Theisen, David T. Wesel, Joseph H. Wesel, Thomas J. Wolf, and Joseph S. Yazombek.

•
Edward G. Sloane filed late one Form ~~4~~ reporting the disposition of common shares which were withheld to pay the tax liability associated with the vesting of restricted shares on December 2, 2008, which form 4 was filed on January 6, 2009.

TRANSACTIONS WITH RELATED PERSONS

During the 2008 fiscal year, Peoples Bank entered into lending relationships with certain executive officers and directors of Peoples, with members of their immediate families and with corporations or organizations as to which directors of Peoples serve as executive officers or beneficially own more than 10% of the equity securities.  All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features to Peoples or Peoples Bank.

The above loans were subject to Peoples Bank’s written policies, procedures and standard underwriting criteria applicable to loans generally, and were made in accordance with Federal Reserve Regulation O requiring prior approval of the loan by the Board of Directors of Peoples Bank.

Effective January 1, 2006, David T. Wesel, the son of Joseph H. Wesel, a director of Peoples, assumed the positions of Executive Vice President of Peoples and of Peoples Bank, as well as President of Peoples Financial Advisors, a division of Peoples Bank.  Effective March 1, 2009, David T. Wesel also assumed the position of President of Peoples Insurance Agency, Inc., and his title at Peoples was changed to Executive Vice President for Investment and Insurance Services.  Prior to January 1, 2006, David T. Wesel had served as Vice President of Peoples Bank and Sales Manager of Peoples Financial Advisors, but was not an executive officer of either Peoples or Peoples Bank.  David T. Wesel’s compensation for the 2008 fiscal year is reported in the section captioned “EXECUTIVE COMPENSATION.”  Joseph H. Wesel does not serve as a member of Peoples’ Compensation Committee and was not involved in setting the compensation for David T. Wesel.

The Audit Committee is responsible, under the terms of its charter, for reviewing and overseeing procedures designed to identify related person transactions that are material to Peoples’ consolidated financial statements or otherwise require disclosure under applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K.  All such transactions must be approved by the Audit Committee.  Further, under the terms of its charter, the Audit Committee is responsible for reviewing and overseeing all actions and transactions which involve the personal interest of a director or executive officer of Peoples and determining in advance whether any such action or transaction represents a potential conflict of interest.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

As of the date of this proxy statement, there were 12 members of the Board of Directors – four directors in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2010 and four in the class whose terms expire in 2011.  Proxies cannot be voted at the Annual Meeting for more than four nominees.

The Board of Directors proposes that each of the four nominees identified below be re-elected for a new three-year term and until his successor is duly elected and qualified or until his earlier resignation, removal from office or death.  The Governance and Nominating Committee recommended each nominee for re-election.  The four nominees for election as directors receiving the greatest number of votes will be elected to serve in the class whose terms expire in 2012.  Common shares represented by properly executed and returned proxy cards will be voted as specified or, if no instructions are given, “FOR” the election of the Board of Directors’ nominees.

The following table gives certain information, as of the date of this proxy statement, concerning each nominee for re-election as a director of Peoples.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Recommendation and Vote

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.

Nominee	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Nominee For Term Expiring In

Carl L. Baker, Jr.	46	President and Chief Executive Officer, B & N Coal, Inc., a mining, reclamation and construction concern, located in southeastern Ohio. Co-Owner of Sharon Stone Company, a limestone and slag producer, located in Noble and Washington Counties, Ohio. Owner of Dexter Hardwoods, Inc., a hardwood sawmill, located in Noble County, Ohio. Partner in Belpre Sand & Gravel Company, a sand and gravel operation, located in Little Hocking, Washington County, Ohio.	2000	2012

George W. Broughton	51
Owner and President of GWB Specialty Foods, LLC, an ice cream, frozen food, and coffee service distributor. Owner and President of Broughton Commercial Properties, LLC, a commercial properties rental company. Chairman of Broughton Foundation, a nonprofit charitable foundation, and Broughton Park, a park facility owned by the Broughton Foundation and made available to the public. President and Controller of George Broughton Family LLP, an asset management company. Owner and President of GWB Oil & Gas LLC, an independent oil and gas producing company. All of these entities are based in Marietta, Ohio. A Director of Peoples Bancorp Foundation, Inc. since December 2003.  (1)
			1994	2012

Wilford D. Dimit	74	Former President of First Settlement, Inc., a Marietta, Ohio corporation operating a retail clothing store for men and women, a family shoes store, a cosmetic studio, a public alteration shop and a restaurant. In March 2005, the businesses were sold or closed and Mr. Dimit retired. (1)	1993	2012

Richard Ferguson	62	Owner of Ferguson Consulting, LLC, a Columbus, Ohio based professional practice that focuses on business valuations and forensic accounting services. Certified Public Accountant since 1976 and Certified Valuation Analyst since 1996. Mr. Ferguson has served as Chairman of the Board of Peoples since July 2008.	2004	2012

(1)	Also a director of Peoples Bank.

While it is contemplated that all nominees will stand for re-election at the annual meeting, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors following recommendation by the Governance and Nominating Committee.  The Board of Directors knows of no reason why any of the nominees named above would be unavailable or unable to serve if elected to the Board.

The following table gives certain information, as of the date of this proxy statement, concerning the current directors of Peoples who will continue to serve after the Annual Meeting.  Unless otherwise indicated, each individual has had the same principal occupation for more than five years.

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Mark F. Bradley	39
Chief Executive Officer since May 2005, President since June 2004, a Director since February 2003, Chief Operating Officer from July 2003 to May 2005, Executive Vice President and Chief Integration Officer from February 2001 to July 2003, and Controller from 1997 to 2001, of Peoples. Chief Executive Officer since May 2005, President since 2002, Chief Operating Officer from 2002 to May 2005, and Controller from 1997 to 2001, of Peoples Bank. Chairman, President and a Director of Peoples Bancorp Foundation, Inc. since December 2003. President from January 2006 to February 2009 and a Director since January 2004 of Peoples Insurance Agency, Inc. (1)
			2003	2011

Frank L. Christy	61	President of Christy & Associates, Inc., a business development company located in Marietta, Ohio. Chairman of Caron Products and Services, Inc., a manufacturer and distributor of chillers and incubators for scientific work, located in Marietta, Ohio. Chairman of Rossi Pasta Ltd., a manufacturer and distributor of gourmet pasta and sauce, located in Marietta, Ohio. (2)	1999	2011

David L. Mead	53	Vice President for Business Affairs, Otterbein College, located in Westerville, Ohio, since September 2006. Associate Professor of Finance, Marietta College, located in Marietta, Ohio, from August 2004 to September 2006. Chief Financial Officer and Treasurer of First Place Financial Corp, headquartered in Warren, Ohio, from December 2002 to June 2004. Treasurer of First Place Bank from May 2002 to December 2002. (1)	2006	2010

Robert W. Price	45	Private Investor. From 2002 until February 6, 2008, General Manager, Findley, Ohio District, Shelly Materials, Inc., a division of The Shelly Company. The Shelly Company is an asphalt and construction materials company headquartered in Thornville, Ohio, and a wholly-owned subsidiary of Oldcastle Materials Group, a division of CRH, plc. Formerly President of Smith Concrete, a concrete company located in Marietta, Ohio, and related companies.	2000	2010

Name	Age	Position(s) Held with Peoples and Its Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Theodore P. Sauber	75	Vice President of T.C.K.S., Inc., a holding company for McDonald’s Restaurants in Ohio and West Virginia. A member of the Ohio University Trustees Academy. A member of Service Corps of Retired Executives (SCORE) of Athens (Ohio). A Director of Peoples Bancorp Foundation, Inc. since December 2003. Retired Trustee of Rio Grande University. (1)	2004	2011

Paul T. Theisen	78	Attorney-At-Law, retired. For more than 40 years, was a litigator with TheisenBrock, A Legal Professional Association (“TheisenBrock”), located in Marietta, Ohio, and was Of Counsel to, and an independent contractor with, that firm. Vice Chairman of the Board since June 2005, and Leadership Director from December 2005 to July 2008, of Peoples Bancorp Inc. Chairman of the Board of Peoples Bank since June 2005. (1)	1980	2010

Joseph H. Wesel	79	President of W.D.A., Inc., a real estate holding company, located in Marietta, Ohio. Chairman and Chief Executive Officer of Marietta Automotive Warehouse, Inc., an automotive parts wholesaler, located in Marietta, Ohio, from 1978 until December 2007. Chairman of the Board from 1991 until July 2003 and since June 2005, Leadership Director from July 2003 to December 2005 and Vice Chairman of the Board from July 2003 to June 2005, of Peoples. (1)	1980	2011

Thomas J. Wolf	62	President of seven holding companies for 13 McDonald’s Restaurants in Kentucky and West Virginia. Chairman of the Board for Fifth Avenue Broadcasting Co., Inc., a holding company for four radio stations in Huntington, West Virginia. Board member of Our Lady of Bellefonte Hospital in Ashland, Kentucky, from 2002 to 2008. Board member of the Ronald McDonald House in Huntington, West Virginia, since 1998.	2004	2010

(1)	Also a director of Peoples Bank.

(2)
On March 10, 2009, Peoples received notification from Frank L. Christy that Mr. Christy intends to resign at some point in the future from the Peoples Board of Directors.  Mr. Christy, who has been a member of the Peoples Board of Directors since 1999, cited the extensive travel and meeting commitments associated with his personal business pursuits, and not any disagreements with Peoples, as the basis for his decision.  Mr. Christy is expected to continue to serve as a director in the short term and has communicated that he is flexible as to the timing of his departure from the Board of Directors.

Other than the father-son relationship between Joseph H. Wesel, a director of Peoples, and David T. Wesel, an executive officer of Peoples, there are no family relationships among any of the directors, nominees for election as directors and executive officers of Peoples.

EXECUTIVE OFFICERS

The Following are the executive officers of Peoples, all of whom are elected annually and serve at the pleasure of the Board of Directors of Peoples.  This table lists each executive officer’s age as of the date of this proxy statement as well as the positions presently held by each executive officer with Peoples and our principal subsidiaries and each executive officer’s individual business experience.

Name	Age	Position
Mark F. Bradley	39	President and Chief Executive Officer
Deborah K. Hill	44	Executive Vice President, Consumer and Business Financial Services
Carol A. Schneeberger	52	Executive Vice President, Operations
Edward G. Sloane	48	Executive Vice President, Chief Financial Officer and Treasurer
David T. Wesel	47	Executive Vice President, Investment and Insurance Services
Joseph S. Yazombek	55	Executive Vice President, Chief Lending Officer

Mr. Bradley has been Chief Executive Officer of Peoples since May 2005 and President of Peoples since June 2004.  Mr. Bradley also has been Chief Executive Officer of Peoples Bank since May 2005 and President since July 2002.  Prior thereto, Mr. Bradley served as Chief Operating Officer of Peoples from July 2003 to May 2005, and Executive Vice President and Chief Integration Officer from February 2001 to July 2003.  He also served as Chief Operating Officer of Peoples Bank from July 2002 to May 2005.  Between 1997 and 2001, Mr. Bradley served as Controller of Peoples and Peoples Bank.  Mr. Bradley joined Peoples in 1991.  In January 2006, Mr. Bradley was appointed President of Peoples Insurance, and served in that capacity until March 2009.  Mr. Bradley remains a Director of Peoples Insurance.  Mr. Bradley has been a director of Peoples since 2003 and Peoples Bank since 2002.

Ms. Hill joined Peoples in September 2007 when she was appointed Executive Vice President, Consumer and Business Financial Services of both Peoples and Peoples Bank.  Prior to joining Peoples, Ms. Hill served as Senior Vice President and Regional Manager of U.S. Bank’s Wisconsin/Chicago region from 1994 to August 2007.

Ms. Schneeberger, a Certified Public Accountant, serves as Executive Vice President, Operations of Peoples and Peoples Bank, positions she has held since April 1999 and February 2000, and she has served as Cashier of Peoples Bank since March 2000.  From April 2007 to May 2008, Ms. Schneeberger served as interim Chief Financial Officer and Treasurer of both Peoples and Peoples Bank.  From October 1988 to April 1999, Ms. Schneeberger was Vice President/Operations of Peoples.  Prior thereto, she was Auditor of Peoples from August 1987 to October 1988 and Auditor of Peoples Bank from January 1986 to October 1988.  Ms. Schneeberger joined Peoples Bank in 1977.

Mr. Sloane, a Certified Public Accountant, joined Peoples in May 2008 when he was appointed as Executive Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank.  Prior to joining Peoples, Mr. Sloane served as Senior Vice President of Strategic Planning and Analysis for WesBanco, Inc., a West Virginia bank holding company located in Wheeling, West Virginia, from 2006 to 2008.  From 1991 to 2006, Mr. Sloane served as Controller of WesBanco, Inc.  He has over 25 years of experience in the financial services industry in various roles of increasing responsibility in the accounting, finance, mergers and acquisitions, asset/liability management and strategic planning areas.

Mr. Wesel became Executive Vice President of Peoples in January 2006.  Mr. Wesel was also appointed as President of Peoples Bank’s Peoples Financial Advisors division in January 2006.  Effective March 1, 2009, Mr. Wesel also assumed the position of President of Peoples Insurance Agency, Inc., and was named Executive Vice President for Investment and Insurance Services.  Mr. Wesel served as Sales Manager of Peoples Financial Advisors from February 2004 to December 2005.  Prior to joining Peoples, Mr. Wesel had over 20 years experience in senior management and sales administration, including two years experience from September 2002 to February 2004 with Parker Hunter, a regional brokerage firm.  Mr. Wesel is the son of Joseph H. Wesel, a director of Peoples and Peoples Bank.

Mr. Yazombek was appointed Executive Vice President/Chief Lending Officer of Peoples in January 2000.  Mr. Yazombek has also held the position of Executive Vice President and Chief Lending Officer of Peoples Bank since October 1998.  He was an Executive Vice President of Peoples Bank’s Consumer and Mortgage Lending areas from May 1996 to October 1998, where he also directly managed Peoples Bank’s collections efforts.  Mr. Yazombek joined Peoples Bank in 1983 and served as a real estate lender until May 1996.

THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

Independence of Directors

The rules of the NASDAQ Stock Market LLC (the “NASDAQ Rules”) require that a majority of Peoples’ Board of Directors be independent directors.  The definition of an independent director for purposes of the NASDAQ Rules includes a series of objective criteria, which Peoples’ Board of Directors has used in determining whether its members are independent.

In addition to considering the objective criteria, as required by the NASDAQ Rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual’s exercise of independent judgment in carrying out the responsibilities of a director.  In making these independence determinations, the Board of Directors has reviewed, considered and discussed each director’s business and personal relationships, both direct and indirect, with Peoples and our subsidiaries and the compensation and other payments each director and such director’s immediate family members have, both directly and indirectly, received from or made to Peoples and our subsidiaries and presently expect to receive from or make to Peoples and its subsidiaries.  Based on that review, consideration and discussion, the Board of Directors has determined that at least a majority of its members qualify as independent directors.  The Board of Directors has further determined that each of the following directors has no financial or personal ties, either directly or indirectly, with Peoples or our subsidiaries (other than compensation received in the individual’s capacity as a director of Peoples and our subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank and ownership of common shares of Peoples as described in this proxy statement) and thus qualifies as independent: Carl L. Baker, Jr.; George W. Broughton; Frank L. Christy; Richard Ferguson; Wilford D. Dimit;  David L. Mead; Robert W. Price; Theodore P. Sauber; Paul T. Theisen; and Thomas J. Wolf.

Paul T. Theisen was Of Counsel to, and an independent contractor with, the law firm of TheisenBrock until December 2008.  Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in TheisenBrock, other than as Of Counsel and an independent contractor (and has not personally performed legal services for Peoples or any of its subsidiaries), since 1998.  TheisenBrock performed legal services for Peoples and our subsidiaries during the 2008 fiscal year.

Mark F. Bradley does not qualify as an independent director because he currently serves as an executive officer of Peoples.

On September 14, 2005, the Board of Directors appointed David T. Wesel as an executive officer of Peoples and Peoples Bank, effective January 1, 2006.  Joseph H. Wesel is the father of David T. Wesel.  The Board of Directors has determined that, due to his relationship to David T. Wesel, Joseph H. Wesel does not qualify as an independent director either under the applicable NASDAQ Rules or for purposes of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), each of which applies to directors serving on the Compensation Committee.

Leadership Director and Executive Sessions

In the event that the Chairman of the Board of Directors does not qualify as an independent director because he is the Chief Executive Officer or the President of Peoples or for some other reason does not qualify, the Board of Directors elects a Leadership Director from among its members who is an independent director to preside over the proceedings of all executive sessions of the independent directors (without management present) and to perform the other duties required by Section 3.04 of Peoples’ Code of Regulations.  The Leadership Director also serves as the Chairman of the Governance and Nominating Committee.  Paul T. Theisen served as the Leadership Director from December 8, 2005 to July 1, 2008 when Richard Ferguson, an independent director, became Chairman of the Board.

  In accordance with applicable NASDAQ Rules, the independent directors were given the opportunity to meet in executive session at the end of each Board of Directors meeting and at such other times as the independent directors deemed necessary.

Meetings of the Board and Attendance at Annual Meetings of Shareholders

The Board of Directors held a total of 14 meetings during the 2008 fiscal year.  Each incumbent director attended 78% or more of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, in each case during his period of service.

Peoples encourages all incumbent directors and director nominees to attend each annual meeting of shareholders.  All of the directors attended Peoples’ last annual meeting of shareholders held on April 10, 2008.

Committees of the Board

The Board of Directors has a standing Audit Committee, a standing Compensation Committee, a standing  Executive Committee, and a standing Governance and Nominating Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Audit Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.  Among other duties set forth in its charter, the Audit Committee is responsible for:

•	overseeing the accounting and financial reporting processes of Peoples;

•	overseeing the audits of the consolidated financial statements of Peoples;

•
appointing, terminating, compensating and overseeing the work of Peoples’ independent registered public accounting firm, including resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	pre-approving all audit and non-audit services provided by the independent registered public accounting firm;

•	discussing with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of Peoples;

•	reviewing and concurring in the appointment, replacement, reassignment or dismissal of the internal auditor, the scope of the internal audit and the operation and performance of the internal auditor;

•	reviewing and approving all related party transactions (any transaction required to be reported pursuant to Item 404 of SEC Regulation S-K) for potential conflict of interest situations;

•	reviewing Peoples’ earnings press releases, financial information and earnings guidance and financial statements and related disclosures in Peoples’ periodic reports;

•	setting hiring policies for employees or former employees of the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by Peoples regarding accounting, internal accounting controls or auditing matters;

•	assisting the Board of Directors in the oversight of:

•	the performance of Peoples’ independent registered public accounting firm,

•	the independent registered public accounting firm’s qualifications and independence; and

•	Peoples’ compliance with ethics policies and legal and regulatory requirements; and

•	other responsibilities as may be delegated to the Audit Committee by the full Board of Directors.

The Audit Committee held six meetings during the 2008 fiscal year.  The “AUDIT COMMITTEE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008” appears beginning on page 49.

The Audit Committee is currently comprised of Richard Ferguson (Chairman), Carl L. Baker, Jr., George W. Broughton, David L. Mead, Theodore P. Sauber and Thomas J. Wolf.  Messrs. Ferguson, Baker, Broughton, Sauber and Wolf served as members of the Audit Committee during the entire 2008 fiscal year.  Mr. Mead was appointed to the Audit Committee on June 12, 2008.  The Board of Directors has determined that each of the members of the Audit Committee qualifies as an independent director for purposes of Rule 10A-3 under the Exchange Act and under the applicable NASDAQ Rules.

The Board of Directors has concluded that each member of the Audit Committee is capable of (i) understanding accounting principles generally accepted in the United States (“US GAAP”) and financial statements, (ii) assessing the general application of US GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating Peoples’ consolidated financial statements, (iv) understanding internal control over financial reporting, and (v) understanding audit committee functions.  Based upon his background, knowledge, qualifications, experience and profession, the Board of Directors has determined that each of Richard Ferguson and David L. Mead qualifies as an “audit committee financial expert” under the SEC’s rules, and as “financially sophisticated” for purposes of the applicable NASDAQ Rules.

Compensation Committee

The Compensation Committee is comprised of six directors who qualify as (i) “independent directors” under the applicable NASDAQ Rules, (ii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and (iii) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.  The members of the Compensation Committee are:  Frank L. Christy, Chairman; Carl L. Baker, Jr.; George W. Broughton; David L. Mead; Robert W. Price; and Paul T. Theisen, each of whom served on the Compensation Committee throughout the entire 2008 fiscal year.

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  A current copy of the charter of the Compensation Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval.

The Compensation Committee held seven (7) meetings during 2008.  Its Chairman determines the agenda for the meetings of the Compensation Committee with the assistance of Peoples’ Executive Vice President, Operations who also serves as the Secretary to the Compensation Committee.  During the 2008 fiscal year, the Compensation Committee reviewed and approved on behalf of the Board of Directors, management recommendations regarding all forms of compensation provided to the executive officers and directors of Peoples and its subsidiaries.  Additionally, the Compensation Committee reviewed and approved all equity-based compensation, cash incentives, perquisites, employee benefits, salary programs, and human resources policies and procedures for employees of Peoples and its subsidiaries.  The Compensation Committee also reviewed and approved the 2008 goals and objectives relevant to the compensation of Peoples’ executive officers, and recommended the corporate performance goals to the Board of Directors, which were subsequently approved by the Board of Directors.  The Compensation Committee evaluated the executive officers’ performance in light of those goals and objectives and determined the compensation earned by each executive officer based on that evaluation.  Leadership and management succession plans were also reviewed and discussed during 2008.

The primary function of the Compensation Committee is to review and approve, on behalf of the Board of Directors, management recommendations regarding all forms of compensation to be provided to the executive officers and directors of Peoples and its subsidiaries, including bonuses, equity-based compensation, cash incentives, perquisites, employee benefits and salary programs.  In carrying out this function, the Compensation Committee is responsible for reviewing and approving goals and objectives relevant to the compensation of Peoples’ executive officers and other officers designated by the Board of Directors, evaluating such officers’ performance in light of those goals and objectives and determining compensation based on that evaluation.  The Compensation Committee administers Peoples’ Amended and Restated 1993 Stock Option Plan (the “1993 Plan”), 1995 Stock Option Plan (the “1995 Plan”), 1998 Stock Option Plan (the “1998 Plan”), 2002 Stock Option Plan (the “2002 Plan”), Amended and Restated 2006 Equity Plan (the “2006 Plan”), and Amended and Restated Incentive Award Plan (the “Incentive Plan”), and approves grants of awards under these plans in compliance with applicable securities and tax laws.  The Compensation Committee also undertakes such other responsibilities as the full Board of Directors may from time to time prescribe.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law.  ARRA executive compensation standards require that Peoples establish a compensation committee consisting solely of independent directors for the purpose of reviewing employee compensation plans.  This compensation committee is required to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to Peoples from such plans.  As of March 17, 2009, the Treasury had not amended the Securities Purchase Agreement to require that Peoples comply with this requirement or issued regulations describing how Peoples is to implement this requirement.  To the extent that the Treasury amends the Securities Purchase Agreement to require that Peoples comply with this requirement and/or issues such regulations, Peoples will take such steps as are necessary to comply with this requirement, including the evaluation of the composition of the existing Compensation Committee to determine whether it is consistent with the requirements of the ARRA.

The Compensation Committee is required to make certain certifications in connection with Peoples’ participation in the Treasury’s Capital Purchase Program.  The certifications in the form required by the regulations issued by the Treasury in October 2008 are included in the section captioned “COMPENSATION COMMITTEE REPORT.”

The “COMPENSATION DISCUSSION AND ANALYSIS” regarding executive compensation appears beginning on page 20, and the “COMPENSATION COMMITTEE REPORT” appears beginning on page 33.

Executive Committee

The Executive Committee is comprised of six directors: Mark F. Bradley, Chairman; Wilford D. Dimit; Richard Ferguson; Robert W. Price; Paul T. Theisen; and Joseph H. Wesel.  Messrs. Bradley, Dimit, Price, Theisen and Wesel served as members of the Executive Committee throughout the 2008 fiscal year.  Mr. Ferguson was appointed to the Executive Committee on June 12, 2008.  The Executive Committee is authorized to act in the intervals between meetings of the directors on matters delegated to the Executive Committee by the full Board of Directors.  There were no meetings of the Executive Committee held during the 2008 fiscal year.

Governance and Nominating Committee

The members of the Governance and Nominating Committee are:  Paul T. Theisen, Chairman; George W. Broughton; and Robert W. Price, each of whom served on the Governance and Nominating Committee throughout the entire 2008 fiscal year.  The Board of Directors has determined that each of the members of the Governance and Nominating Committee qualifies as an independent director under applicable NASDAQ Rules.

The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors.  The primary responsibilities of the Governance and Nominating Committee are:

•
to establish and articulate qualifications, desired background and selection criteria for members of the Board of Directors consistent with the eligibility requirements set forth in Peoples’ Code of Regulations;

•
to identify qualified candidates for election (including re-election), nomination or appointment to the Board of Directors and recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Peoples or as vacancies occur;

•	to make recommendations to the full Board of Directors and the Chairman of the Board regarding assignment and rotation of members and chairs of committees of the Board;

•	to oversee matters of corporate governance, including an evaluation of Board performance and processes;

•
to review with the Chairman of the Board, or another director designated by the full Board of Directors, issues involving potential conflicts of interest and/or any change of status of directors pursuant to applicable law and the applicable provisions of Peoples’ Code of Ethics for Directors, Officers and Employees or Peoples’ Code of Regulations;

•	to recommend the number of individuals to serve on the Board of Directors;

•	to periodically review Peoples’ Code of Ethics for Directors, Officers and Employees and recommend to the full Board of Directors changes thereto, as necessary; and

•	to undertake such other responsibilities as may be referred to the Governance and Nominating Committee by the full Board of Directors or the Chairman of the Board.

The charter of the Governance and Nominating Committee is posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com.  The Governance and Nominating Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board of Directors for approval.  The Governance and Nominating Committee held two meetings during the 2008 fiscal year.

NOMINATING PROCEDURES

As described above, Peoples has a standing Governance and Nominating Committee that has the responsibility to identify and recommend to the full Board of Directors individuals qualified to become directors.  Each candidate must satisfy the eligibility requirements set forth in Peoples’ Code of Regulations.  To be eligible for election as a director, an individual must be a shareholder of Peoples.  In addition, the individual must either (i) serve as chief executive officer or in another position of active leadership with a business or professional interest located within the geographic area served by Peoples and our subsidiaries or (ii) serve as an executive officer of Peoples or one of Peoples’ subsidiaries.  However, the qualification in the preceding sentence does not apply to individuals elected as initial directors.  An individual will not be eligible for nomination and re-election as a director after five years has passed since the individual ceased to hold the executive or leadership position satisfying the eligibility requirement.  This five-year limitation does not apply, however, to an individual who retires from service as the Chairman of the Board or the Chief Executive Officer of Peoples.

When considering potential candidates for the Board of Directors, the Governance and Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contribute to value creation and to the effective representation of Peoples’ shareholders.  The Governance and Nominating Committee may consider those factors it deems appropriate in evaluating director candidates, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to Peoples, experience and skill relative to other Board members and specialized knowledge or experience.  Depending upon the current needs of the Board of Directors, certain factors may be weighed more or less heavily by the Governance and Nominating Committee.

In considering candidates for the Board of Directors, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements set forth in Peoples’ Code of Regulations, does not have any specific minimum qualifications that must be met by a Governance and Nominating Committee-recommended nominee.  However, the Governance and Nominating Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Governance and Nominating Committee considers candidates for the Board of Directors from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation.  The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates.  No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Corporate Secretary of Peoples at Peoples’ executive offices in Marietta, Ohio.  Such recommendation should provide the candidate’s name, age, business address, residence address, principal occupation or employment and number of common shares beneficially owned.  The recommendation should also describe the qualifications, attributes, skills or other qualities of the recommended director candidate.  A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.

Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of Peoples must comply with Peoples’ Code of Regulations regarding shareholder nominations.  Shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of Peoples not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors.  However, if less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders.  Nominations for the Annual Meeting must be received by April 9, 2009.  Each nomination must contain the following information to the extent known by the nominating shareholder:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	the number of shares of capital stock of Peoples beneficially owned by each proposed nominee and by the nominating shareholder; and

•	any other information required to be disclosed with respect to a nominee for election as a director under the SEC’s proxy rules.

Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director of Peoples if elected.  Nominations not made in accordance with the above requirements and Peoples’ Code of Regulations will not be considered.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Although Peoples has not to date developed formal processes by which shareholders may communicate directly with directors, it believes the informal process, in which any communication sent to the Board of Directors either generally or in care of the Chief Executive Officer, the Corporate Secretary or another corporate officer is forwarded to all members of the Board or specified individual directors, as appropriate, has served the needs of the Board and Peoples’ shareholders. There is no screening process, and all shareholder communications that are received by its officers for the attention of the Board of Directors are forwarded to the members of the Board.

Having found no problems with shareholder communications to directors under the existing process described above, the Governance and Nominating Committee has not found it necessary to develop more specific procedures. Until other procedures are developed and posted on the “Corporate Governance & Ethics” page of Peoples’ website at www.peoplesbancorp.com, any communication to the Board of Directors or to individual directors may be mailed to the Board or one or more individual directors, in care of Peoples’ Corporate Secretary, at Peoples’ headquarters in Marietta, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate.  In addition, shareholders may utilize Peoples’ website to communicate with the Board or individual directors.  Correspondence through the “Investor Relations - Shareholder Information” page of the website is also directed to the Corporate Secretary.  All such communications, whether via mail or the website, must identify the author as a shareholder of Peoples and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual directors.  The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors without any screening.  Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (for the purpose of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with Peoples’ compensation philosophy.  The Committee ensures that the total compensation paid during 2008 to the individuals included in the “SUMMARY COMPENSATION TABLE FOR 2008” on page 34 (referred to collectively as the “executive officers”), is reasonable, competitive and aligned with the best interests of the shareholders.  We believe all employees should be rewarded for executing on goals designed to create long-term shareholder value.

The goal of the compensation program for the executive officers is the same as our goal for operating Peoples:  to create long-term value for our shareholders.  Toward this goal, we have designed and implemented a compensation program for the executive officers to (1) reward them for sustained financial and operating performance and leadership excellence, (2) align their interests with those of the shareholders, (3) attract talent, and (4) encourage strong performers to remain with Peoples for long and productive careers.  The elements of our compensation program consist of salary, annual cash incentive, equity-based incentive compensation, retirement and other benefits, and perquisites and other personal benefits.  We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer’s contribution to Peoples and the shareholders.

Because satisfactory levels of performance were not achieved in 2008, Peoples’ executive officers did not receive payouts on any performance-based compensation plans.  The Compensation Committee believes this illustrates the fact that Peoples’ compensation program for its executive officers continues to be aligned with the interest of the shareholders.

TARP Capital Purchase Program

On January 30, 2009, Peoples completed the sale of $39 million of newly-issued Peoples non-voting preferred shares as part of the TARP Capital Purchase Program established by the United States Department of the Treasury (“Treasury”) under the Emergency Economic Stabilization Act of 2008 (“EESA”).  To finalize Peoples’ participation in the Capital Purchase Program, Peoples and the Treasury entered into a Letter Agreement, dated January 30, 2009 (the “Letter Agreement”), including the related Securities Purchase Agreement – Standard Terms attached thereto (the “Securities Purchase Agreement”).  In the Securities Purchase Agreement, Peoples adopted the Treasury’s standards for executive compensation for the period during which the Treasury owns any securities acquired from Peoples pursuant to the Securities Purchase Agreement or upon exercise of the related Warrant to purchase 313,505 common shares of Peoples.  The Treasury may unilaterally amend the Securities Purchase Agreement to comply with applicable Federal statutes.  In connection with Peoples’ participation in the Capital Purchase Program, Mr. Bradley, Mr. Sloane, Ms. Hill, Ms. Schneeberger, Mr. Wesel and Mr. Yazombek entered into letter agreements that modify all compensation and benefit plans in which the executive officers participate to the extent necessary to comply with the executive compensation limitations under EESA.  The modifications prohibit Peoples from making any golden parachute payment,  subject any bonus and/or incentive compensation paid to recovery by Peoples if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria and require the Committee to review Peoples’ incentive compensation programs with senior risk officers to ensure that the programs do not encourage executive officers to take unnecessary or excessive risks that threaten the value of Peoples.  For purposes of the Securities Purchase Agreement’s prohibitions, a “golden parachute” is defined as any payment to an executive officer upon the executive officer’s involuntary termination of employment or in connection with any bankruptcy filing, insolvency or receivership of Peoples (an “applicable severance from employment”) that equals or exceeds three times the executive officer’s average annual salary over the five-year period preceding the applicable severance from employment.  These letter agreements expire when the Treasury no longer holds a debt or equity position in Peoples.

Peoples’ compensation program adheres to the original requirements of EESA set forth in the Securities Purchase Agreement and the Treasury regulations in effect at that time.  On February 17, 2009, the ARRA was signed into law.  The ARRA retroactively amends the executive compensation provisions applicable to participants in the Capital Purchase Program.  The ARRA executive compensation standards are to remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding, excluding any period during which the Treasury holds only the Warrant to purchase Peoples common shares (the “Covered Period”).  The ARRA executive compensation standards apply to Peoples’ Senior Executive Officers (as defined in the ARRA) as well as other employees.  There is no stated effective date for the ARRA’s executive compensation standards.  The Treasury is directed to issue regulations to implement these standards.  As a result, although the ARRA purports to retroactively amend EESA and the regulations issued by the Treasury thereunder, it is unclear the extent to which the ARRA applies to Peoples.  The new executive compensation standards to be implemented under AARA have not been incorporated into this discussion and analysis as Peoples waits for the Treasury to issue regulations which will implement these new standards.  Peoples will carefully review the ARRA executive compensation standards and any Treasury regulations, once issued.  To the extent that the Treasury amends the Securities Purchase Agreement to make these standards applicable, the Treasury issues regulations describing how Peoples is to comply with these standards, or Peoples determines these standards apply, Peoples will work with its Senior Executive Officers and other affected employees to take such steps as it deems necessary to comply with the standards and adopt administrative and other procedures consistent with the foregoing.

Compensation Philosophy and Objectives

The compensation philosophy of the Committee is to design and implement a compensation program that serves to retain, recruit, and develop talented financial services personnel and management.  In addition, we seek to award compensation based on the individual’s contribution to the overall improved performance of Peoples.

While the Committee oversees the compensation of all officers and employees, a primary focus of the Committee is the compensation for Peoples’ executive officers and senior officers.  The intent is to reward all employees for continuous improvement and industry-leading best practices, but specifically, to set up compensation plans for executive officers and senior officers to reward those employees for enhancing shareholder value.  The compensation philosophy covers the direct forms of compensation including base salary, annual cash incentives and any form of equity-based compensation.  The compensation philosophy statement is a tool that the Board of Directors and management use to ensure that compensation programs are developed that are both competitive with respect to officer compensation and reasonable within the marketplace.

•
Base Salary:  Base salaries are to be competitive with the market median of Peoples’ peer group.  Based upon individual circumstances, actual base salary levels may be higher or lower than the market median.

•
Total Cash Compensation:  Total cash compensation is base salary plus an annual cash incentive.  The objective is for total cash compensation to be consistent with the market median of Peoples’ peer group for achieving targeted performance and at or above the 75th percentile of Peoples’ peer group for achieving higher performance.

•
Total Direct Compensation:  Peoples utilizes long-term equity-based incentives for compensation purposes, typically in the form of equity-based awards for executive officers and senior officers in leadership capacities or other key positions.  The objective is to grant equity-based awards only after performance goals have been achieved, and then, there is additional time-based vesting of the awards to enhance employee retention.  Total direct compensation is total cash compensation plus the fair value of equity-based awards.  The goal for total direct compensation is that the total direct compensation ranking for each executive officer, compared to the total direct compensation of the similarly situated officers of members of Peoples’ peer group, will reflect the similar percentile as Peoples’ performance compared to that of Peoples’ peer group.  For example, if targeted performance is achieved both at the individual and corporate level, it is expected that each executive officer’s total direct compensation will approximate the market median of similarly situated officers of members of Peoples’ peer group.

No specific formula is used to determine the allocation between performance-based compensation, which includes annual cash incentive and the long-term equity-based incentives, and fixed compensation or base salaries.  However, a significant portion of total direct compensation that could be earned at target levels of performance emphasizes Peoples’ focus on pay-for-performance.  At target levels of performance, 57% of the President and Chief Executive Officer’s total direct compensation and 35% of the other executive officers’ total direct compensation will be in the form of performance-based compensation.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions related to the executive officers of Peoples and recommends to the Board of Directors any equity-based award grants for the non-employee directors.  Annually, the President and Chief Executive Officer of Peoples reviews the performance of each executive officer (excluding his own) by comparing the results achieved to Compensation Committee-approved goals as well as the overall performance of Peoples as compared to Board-approved corporate performance goals.  This data, along with average salary data for a similarly situated officer derived from the most recent proxy statements of Peoples’ Peer Group, are the bases for his recommendations to the Committee with respect to the compensation of the other executive officers, including base salary adjustments, and payout potential percentages for the annual cash incentive payments and equity-based awards.  The Committee considers the President and Chief Executive Officer’s recommendations, and uses its own discretion in making the final compensation decisions with respect to the executive officers, which may differ from the recommendations of the President and Chief Executive Officer.  Additionally, the President and Chief Executive Officer prepares a summary of his performance against his performance goals for the Committee and provides a recommendation to the Committee regarding his personal base salary that reflects his desire to maintain internal pay equity between the President and Chief Executive Officer and the other executive officers.  The Committee considers the recommendation of the President and Chief Executive Officer, and uses its own discretion in making the ultimate compensation decision with respect to the President and Chief Executive Officer, which may differ (and has differed) from the recommendation of the President and Chief Executive Officer.  The Committee also seeks input from other members of the Board of Directors regarding the performance of the President and Chief Executive Officer in determining any base salary adjustment and the rating of his individual performance which, when combined with the corporate performance relative to goal, determines his annual cash incentive payment and equity-based awards.

Setting Executive Compensation

The Committee has the sole authority to engage the services of any compensation consultant or advisor.  In order to ensure that Peoples provides total direct compensation that is performance-based and competitive with its geographic peers and the financial services industry in general, from time to time, the Committee has engaged Amalfi Consulting, LLC (formerly the Compensation Group of Clark Consulting) (“Amalfi Consulting”), a compensation and benefits consultant serving the financial services industry.  Amalfi Consulting provides market intelligence on industry compensation trends along with its views on specific compensation programs on an as-needed basis, with the oversight of the Committee.  All work completed by Amalfi Consulting is reported to the Committee.  Communications between the Committee and Amalfi Consulting occur through (1) direct conversations between the Chairman of the Committee and Amalfi Consulting, (2) communications between the President and Chief Executive Officer and/or the Secretary of the Compensation Committee, and Amalfi Consulting, and (3) participation by Amalfi Consulting in Compensation Committee meetings, including executive sessions without the presence of executive management.  Other services provided by Amalfi Consulting during 2008 included the review of specified portions of the proxy materials and guidance on compliance with Internal Revenue Code Section 409A.  Amalfi Consulting also provided information regarding market trends for setting corporate performance goals for 2009 in the current turbulent economic times.  Amalfi Consulting has not provided any services to Peoples other than those described herein.  The total amount of fees paid to Amalfi Consulting for services to the Committee in 2008 was $9,952.  At the request of the Committee, an Amalfi Consulting representative attended one Committee meeting in 2008.

In 2006, the Committee, with the assistance of Amalfi Consulting, identified a group of peer financial institution holding companies based on market capitalization, geographic location, performance, and similarity in financial products offered for the purpose of comparing Peoples’ compensation programs.  Each year, the Committee reviews the group and makes changes to ensure the peer group members continue to display the aforementioned characteristics.  For the 2008 fiscal year, this peer group was comprised of the following 12 publicly-traded financial institution holding companies with total asset sizes ranging from $1.0 billion to $5.1 billion and located in similar markets and/or geographic areas to Peoples in the states of Ohio, West Virginia, Pennsylvania, Kentucky, and New York:

Peer Group Member	Location	Total Assets ($ Billions)	Ticker
WesBanco, Inc.	Wheeling, WV	$5.1	WSBC
S&T Bancorp, Inc.	Indiana, PA	$4.5	STBA
Republic Bancorp, Inc.	Louisville, KY	$3.0	RBCAA
First Place Financial Corp.	Warren, OH	$3.4	FPFC
Community Trust Bancorp, Inc.	Pikeville, KY	$2.9	CTBI
United Community Financial Corp.	Youngstown, OH	$2.8	UCFC
Tompkins Financial Corporation	Ithaca, NY	$2.7	TMP
City Holding Company	Charleston, WV	$2.5	CHCO
Farmers Capital Bank Corporation	Frankfurt, KY	$2.2	FFKT
First Defiance Financial Corp.	Defiance, OH	$ 2.0	FDEF
S.Y. Bancorp, Inc.	Louisville, KY	$1.7	SYBT
Camco Financial Corporation	Cambridge, OH	$1.0	CAFI

This 12-member group is referred to in this discussion and analysis as the “Peer Group.”  The Committee reviewed the Peer Group on March 3, 2008 and determined it was appropriate to remove United Bankshares, Inc. (UBSI) and Park National Corporation (PRK) from the Peer Group for 2008 because each company’s respective total assets exceeded the targeted range for the Peer Group.  The Committee uses Peer Group data to analyze the overall competitiveness of Peoples’ executive officers’ compensation relative to our compensation philosophy and objectives by comparing (1) the relative ranking of each executive officer’s base salary and total direct compensation for threshold, target and maximum levels of performance to the salary and total direct compensation for similarly situated officers of members of the Peer Group’s threshold, target and maximum levels of performance and (2) the level of performance achieved by Peoples compared to the Peer Group as measured by earnings per share growth and other standard performance measures used by the financial services industry.

 2008 Executive Compensation Components

For 2008, the principal components of compensation for the executive officers were:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity-based incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

Base Salary

The Committee has determined that base salaries for the executive officers should be competitive with the market median of similarly situated officers of members of the Peer Group.  Depending on individual job performance, the actual base salary for a particular executive officer may be higher or lower than the market median salary for the similarly situated Peer Group executive officer (typically in the range of the 40th to 60th percentile of the Peer Group).  Individual executive officer salary increases are reviewed annually by the Committee and are based on (1) the individual’s overall contribution to Peoples’ performance, (2) the executive officer’s attainment of specific individual business objectives during the preceding year, (3) adjustments, if such changes occur, in the overall responsibilities of the individual, and (4) changes in the Consumer Price Index.  Every two to three years, the Committee engages a compensation consultant to prepare an evaluation of the most recent comparative Peer Group data.  The most recent evaluation was completed in December 2007 by Amalfi Consulting and was used as the basis for 2008 base salaries for Peoples’ executive officers.

Specific individual business objectives for 2008 were approved for each executive officer by the Committee on March 3, 2008.  The individual business objectives were designed to complement Peoples’ corporate goals for 2008, which were approved by the Board of Directors on February 14, 2008.  The individual business objectives were both quantitative in nature, such as achieving sales and revenue goals and cost containment, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services.  These objectives are designed to grow core earnings, which will, in turn, promote the long-term interests of Peoples’ shareholders.

 Typically, the Committee gathers and analyzes compensation and financial results for companies in the Peer Group for the most recent year to determine the overall competitiveness of the base salaries of Peoples’ current executive officers when compared to those of the Peer Group officers.  In its review of Peer Group 2007 financial data, the Committee determined that Peoples’ financial performance was comparable to or better than the median performance of the Peer Group for return on average assets and efficiency ratio.  In other key performance indicators – such as return on average equity, return on average tangible equity, earnings per common share growth – Peoples underperformed the median performance of the Peer Group.

	Return on Average Assets 2007	Return on Average Equity 2007	Return on Average Tangible Equity 2007	EPS Growth Rate 2007	EPS Growth Rate 3 Year	Efficiency Ratio 2007 (*)
Peer Group – Average	1.07%	10.85%	13.94%	-11.12%	-18.63%	60.86%
Peer Group – 25th Percentile	0.83%	8.34%	11.36%	-13.78%	-1.17%	66.50%
Peer Group – 50th Percentile	1.00%	10.44%	15.97%	-5.27%	3.14%	62.04%
Peer Group – 75th Percentile	1.34%	14.72%	17.46%	2.44%	4.80%	56.31%
Peoples Bancorp Inc.	0.98%	9.21%	14.94%	-13.43%	0.58%	57.07%
(*)  A lower number reflects better performance.

In addition, the Committee considered Peoples’ financial performance in 2008.  Due to Peoples’ 2008 financial performance and Peoples’ compensation philosophy and objectives, the Committee did not adjust the base salaries of Peoples’ current executive officers for 2009, except for the base salary of David T. Wesel, as described below.  The Compensation Committee determined that, with the exception of Mr. Wesel, adjustments to current executive officer base salaries were not appropriate due to the fact Peoples’ overall performance did not improve, nor were adjustments in the best interests of Peoples and its shareholders.

 On February 26, 2009, the Committee approved an increase in Mr. Wesel’s base salary in 2009 to $180,000, effective March 1, 2009, as he assumed increased responsibilities in the role of President of Peoples Insurance Agency, Inc., in addition to his previous roles of Executive Vice President of Peoples and President of Peoples Financial Advisors, a division of Peoples Bank.  Mr. Wesel remains an Executive Vice President of Peoples.

As a result of the aforementioned evaluation, the annual base salary for the other executive officers remained unchanged for 2009 as follows:  Mr. Bradley:  $280,000; Ms. Schneeberger: $190,000; Ms. Hill:  $182,000; Mr. Sloane:  $196,000; and Mr. Yazombek:  $220,000.

Annual Cash Incentives

Executive officers are eligible to earn an annual cash incentive under the Incentive Plan.  The Incentive Plan was developed to reward performance by providing increasing percentages of cash awards for increasing levels of performance and, conversely, to not pay cash incentives if performance goals are not met.  The Incentive Plan is designed to motivate and reward the executive officers for their contributions to business goals that we believe drive our earnings and create shareholder value.

 There are three levels of incentive awards under the Incentive Plan: threshold, target and maximum.  Achieving threshold performance results in no payout to the executive officers.  The target incentive award reflects the expected results for the year and is designed to result in total cash compensation (base salary and annul cash incentive) for each officer at the market median of similarly situated officers of the Peer Group for achieving targeted performance.  If exceptional performance is achieved, the maximum incentive award level is paid and is designed to result in total cash compensation at or above the 75th percentile of the Peer Group officers.

On February 14, 2008, the Board of Directors established the corporate cash incentive financial goals for 2008, which were comprised of three financial components: (i) Earnings Per Common Share; (ii) Return On Average Equity; and (iii) Efficiency Ratio.  These financial measurements were selected because the Board believed such measurements demonstrate the overall operating performance of Peoples and are widely recognized as industry benchmarks for operating performance, with improvements in these ratios being indicators of enhanced operating performance, which translates into increased shareholder value.  The weightings applied to the Earnings Per Common Share and Return On Average Equity components were 45% each, which reflect results achieved for shareholders.  The Efficiency Ratio was weighted at 10% as it measures the productivity of the organization and gives indications as to its operating effectiveness.  The weightings were determined based on their respective impact on long-term shareholder value.

The Board of Directors set the corporate financial goals for 2008 as shown in the table below.  Performance results for 2008 are also shown.

	Weighting	Threshold	Target	Maximum	2008 Results
Earnings Per Common Share	45%	$1.96	$2.05	$2.13	$0.72
Return on Average Equity	45%	10.15%	10.50%	10.75%	3.67%
Efficiency Ratio (*)	10%	59.50%	58.50%	57.50%	56.30%

(*)  A lower number reflects better performance.

       The levels of achievement designated as threshold, target and maximum were established based on (1) Peoples’ actual performance in 2007 and (2) projected operating growth taking into account the outlook for the financial services industry for 2008 and overall economic conditions.

If the corporate target performance goals were achieved, Mr. Bradley, as Peoples’ President and Chief Executive Officer, had the potential to earn a payout of up to 50% of his annual base salary; whereas, each of the other executive officers had the potential to earn a payout of up to 35% of his or her annual base salary.  However, if the financial performance was at threshold or lower but greater than an absolute minimum level of corporate performance as described below, there would have been no payout based on corporate results, although each executive officer would still be eligible for an incentive payout based on his or her individual performance.  Payout to the executive officers for achieving threshold performance or below in any given corporate or individual performance measure is 0% for the given performance measure.

Annual individual performance goals for Mr. Bradley, in his capacity as President and Chief Executive Officer, included his effectiveness in strategic planning and implementation of long-range plans, identification of key management personnel, and other leadership-based factors designed to promote shareholder value.  Mr. Bradley’s annual cash incentive was weighted 90% for attainment of the corporate financial goals and 10% for individual performance goals, as determined by the Committee with input from the entire Board of Directors.  The maximum cash payout Mr. Bradley could have received under the Incentive Plan for 2008 performance was 100% of his annual base salary.

Annual individual performance goals were also established for each other executive officer, the nature of which differed depending upon the officer’s job responsibilities.  Goals were both quantitative in nature, such as business unit revenue and net income goals, loan portfolio growth, net loan charge-off results and levels of nonperforming loans, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services.  Annual cash incentives for these other executive officers were weighted 75% or 90%, depending on the nature of the position held, for the attainment of the corporate financial goals and the remaining 10% or 25% based on the attainment of specific individual performance goals.  A weighting of 25% was assigned when the individual performance goals were primarily quantitative in nature and a weighting of 10% was assigned when the individual performance goals were primarily qualitative, and therefore more subjective, in nature.  The maximum cash payout which these individuals could have received under the Incentive Plan for 2008 performance was 70% of his or her respective annual base salary.

The Committee also has in place an absolute minimum level of corporate performance, which was defined in 2008 as $1.67, or 85% of Peoples’ threshold Earnings Per Common Share goal of $1.96.  Since Peoples did not achieve absolute minimum earnings per share, no executive officer was eligible for a year-end cash incentive payout even though the maximum level of performance relative to the Efficiency Ratio was exceeded.  Additionally, since the absolute minimum performance requirement was not satisfied, no cash incentive was earned for individual performance, even though individual executive officers achieved levels of performance relative to their individual performance goals, although the Committee, solely at their discretion, could have granted individual cash incentives if the executive officer’s individual contribution warranted such payment.

If Peoples’ 2008 earnings per share had been between absolute minimum and threshold, then no cash incentives would have been earned from the Earnings Per Common Share or the Return on Average Equity components as the threshold levels of performance for these financial goals were not achieved, although cash incentives and long-term equity incentives would have been earned for corporate results relative to the Efficiency Ratio as the maximum level of performance for this corporate performance goal was exceeded.  Each executive officer would also have been eligible to earn cash incentives and long-term equity incentives based on his/her individual achievements relative to his/her individual performance goals.  (Additionally, an executive officer who is not employed as of the payout date is not eligible to receive the cash incentive payment.)

The Committee retains the right to exercise discretion in the awarding of cash incentives absent the attainment of performance goals, or to increase or reduce the size of the payout of cash incentives under the Incentive Plan.  The Committee did not exercise discretion to make any cash incentive awards to the executive officers for 2008 corporate and individual performance.

Payout percentages for the various levels of performance are reviewed by the Committee on an annual basis and have not been changed since calendar year 2004.  However, for 2009, the Committee has determined the percentage of base salary for achieving maximum performance will be limited to 75% of the previous maximum payout percentage for each executive officer to reflect the reduced earnings potential for Peoples as a result of challenging economic times.  The Board of Directors approves corporate performance goals on an annual basis.  Cash incentive awards are paid after results for the performance goals are determined.

At the end of each year, the extent to which Peoples’ financial performance goals and the individual performance goals have been achieved is measured by the Committee.  A summary of the relative weightings of corporate and individual goals, the total cash incentive payout potential and the actual payouts earned for 2008 performance are shown below.

ANNUAL CASH INCENTIVE COMPENSATION

Named Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Incentive Payout Potential (*)	2008 Total Actual Incentive Payout (*)	2008 Annual Cash Incentive Earned
Mark F. Bradley	90%	10%	100%	0.0%	$0
Edward G. Sloane, Jr.	90%	10%	70%	0.0%	$0
Carol A. Schneeberger	90%	10%	70%	0.0%	$0
Joseph S. Yazombek	75%	25%	70%	0.0%	$0
Deborah K. Hill	75%	25%	70%	0.0%	$0
David T. Wesel	75%	25%	70%	0.0%	$0

           (*)  Payout calculated as a percentage of base salary.

 Executive officers are required to defer 25% of any annual cash incentives earned under the terms of the Incentive Plan.  If the executive officer terminates his or her employment for any reason other than death, disability or retirement prior to the end of the three-year deferral period, the deferred portion of the annual cash incentive is forfeited.  This mandatory deferral is another way to promote retention of key executive officers, as the executive officers must remain with Peoples until the required deferral period lapses or they forfeit that portion of their incentive payout.  Once the mandatory deferral period has lapsed, executive officers may either take a cash distribution or further defer receipt of the cash incentive, as discussed in the following paragraph, based on an election made under the terms of the Incentive Plan prior to the year the cash incentive was earned, until they retire or their employment is terminated.  Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.  This mandatory deferral further links the long-term economic interests of the executive officers with those of Peoples and its shareholders.

In addition to the mandatory 25% deferral, the executive officers also have the option to (1) defer any remaining annual cash incentive compensation to be paid to them and (2) further defer the mandatory amount after the original three-year period has lapsed until they retire or until their employment with Peoples is terminated.  The amount an executive officer elects to voluntarily defer is chosen by the executive officer prior to the beginning of the calendar year in which the cash incentive compensation is earned.  Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.  This voluntary deferral further links the long-term economic interests of the executive officers with those of Peoples and its shareholders.

On February 26, 2009, the Board of Directors established the 2009 corporate cash incentive performance goals for Peoples’ executive officers.  The Board adopted a “balanced scorecard” approach which is comprised of the following components and their corresponding weightings:  (i) Earnings Per Common Share (25% weighting); (ii) Non-Performing Assets as a Percent of Loans and Other Real Estate Owned (20% weighting); (iii) Revenue Growth (10% weighting); (iv) Deposit Growth (10% weighting); (v) Client Service Score (5% weighting); and (vi) a Discretionary Measure (30% weighting).  The Discretionary Measure is unique to each executive officer and consists of quantitative measures such as business unit revenue and net income goals, loan portfolio growth, net loan charge-off results, levels of nonperforming loans, and expense reduction; and qualitative measures, such as the development, management and retention of key staff, the assessment and development of quality products and services and other strategic initiatives.  These measures reflect results achieved for shareholders while ensuring this compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of the institution by reducing the focus on earnings as emphasized by the weighting in prior years of Earnings Per Share and Return on Average Equity performance objectives.  The absolute minimum level of corporate performance remains in effect for 2009, but the Compensation Committee retains the ability to award cash incentive compensation based on results achieved by the individual executive officer if the absolute minimum level of performance is not achieved.

The ARRA executive compensation standards prohibit Peoples from paying or accruing any bonus, retention award or incentive compensation to the five most highly-compensated employees during the Covered Period.  To the extent that the Treasury issues regulations and amends the Securities Purchase Agreement to make this prohibition applicable to these payments, Peoples will take such steps as necessary to comply with the prohibition.

Long-Term Equity-Based Incentive Compensation

The Committee believes that equity-based compensation and ownership ensures that the executive officers have a continuing stake in the long-term success of Peoples.  The Committee believes that the interests of our shareholders are best served when a significant percentage of the executive officers’ compensation is comprised of equity-based incentives that appreciate in value contingent upon an increase in the price of our common shares while balancing undue risk.  It is the Committee’s intent to grant equity-based awards to our executive officers in such amounts as may be required to accomplish our compensation philosophy and objectives.

Executive officers are eligible to earn long-term equity-based incentives under Peoples’ equity-based compensation plan.  Like the Incentive Plan, the Committee administers Peoples’ 2006 Plan to reward increasing levels of performance, and conversely, to not grant awards if performance goals are not met.  There are three possible levels of equity-based incentive awards under our equity-based compensation plan: threshold, target and maximum.  Achieving threshold performance results in no award to the executive officers.  The target incentive award reflects Peoples’ expected results for the year and is designed to result in total direct compensation (total cash compensation and equity-based awards) at the market median of similarly situated officers of members of the Peer Group.  If exceptional performance is achieved, the maximum level is awarded and is designed to result in total direct compensation at or above the 75th percentile of the Peer Group officers.  Awards are granted on an annual basis, if earned, and feature a time-based vesting period, which the Committee believes will focus the executive officers on Peoples’ long-term performance improvement and increased shareholder value.

During 2005, the Committee engaged Amalfi Consulting to review the competitiveness of Peoples’ equity-based compensation plans.  As a result of that review, the Committee designed the 2006 Plan to provide more competitive incentive compensation opportunities to our executive officers.  The 2006  Plan, which was approved by shareholders at the 2006 annual meeting, allows different forms of long-term equity-based awards to be granted for compensation purposes, including restricted stock and stock appreciation rights to be settled in common shares (SARs), both of which were not available under Peoples’ previous long-term equity-based incentive plans.  The Committee has chosen these types of awards to avoid higher levels of dilution created by other equity awards such as incentive stock options.  Fewer restricted shares are required to award to an executive officer a similar economic value as compared to stock options or SARs.  Additionally, SARs when settled in common shares place fewer common shares in the market as the appreciated value is used to calculate the number of common shares issued when the SARs are exercised instead of a number of common shares equal to the original number of options granted.  Additionally, the Committee believes restricted shares immediately tie the executive officers to the same risk and reward potential as shareholders while SARs settled in common shares create value for the executive officers only if the share price appreciates, which will serve to focus executive officers on creating value for themselves and other shareholders.  Restricted shares and SARs to be settled in common shares enable the executive officers to hold the equity earned as they are not required to invest cash to acquire the underlying common shares.

The objective is to grant equity-based awards to our executive officers only after pre-established performance goals are achieved.  To enhance retention of the executive officers and to ensure that current and subsequent business decisions are aligned with the long-term interests of the shareholders, a three-year vesting requirement must be met.  However, the Committee has the authority to accelerate the vesting period when it believes such action would be in the best interests of Peoples and its shareholders.  The Committee did not exercise this authority in 2008.  The Committee believes that the 2006  Plan has  strengthened Peoples’ ability to attract, develop and retain talented executive officers, upon whom our success is dependent, as well as promoting closer alignment with the long-term performance goals of Peoples and the long-term interests of the shareholders.

To determine the competitiveness of equity-based award grants, the Committee established a goal for total direct compensation (total cash compensation plus equity-based awards) to be at the market median of similarly situated officers of members of the Peer Group for achieving targeted corporate performance and at or above the 75th percentile of similarly situated officers of members of the Peer Group for achieving higher performance results.

In determining the total number of equity-based awards to be granted annually to each executive officer, the Committee considers the executive officer’s individual performance as well as the performance of Peoples during the immediately preceding year.  The criteria for granting equity-based awards use the same corporate and individual performance measures used for determining annual cash incentive awards under the Incentive Plan, thereby maximizing attention on these goals.

On February 14, 2008, the Board of Directors established the equity-based incentive awards financial goals for 2008, which were comprised of three financial components: (i) Earnings Per Common Share; (ii) Return On Average Equity; and (iii) Efficiency Ratio.  These financial measurements are identical to those selected for the cash incentive awards and were selected because the Board believes they demonstrate the overall operating performance of Peoples, are widely recognized as industry benchmarks for operating performance and improvements in these ratios are indicators of enhanced operating performance which translates into increased shareholder value.  The weightings applied to the Earnings Per Common Share and Return On Average Equity components were 45% each, which reflect results achieved for shareholders.  The Efficiency Ratio was weighted at 10% as it measures the productivity of the organization and gives indications as to its operating effectiveness.  The weightings were determined based on their respective impact on long-term shareholder value.

The Board of Directors set the corporate financial goals for 2008 as shown in the table below.  Performance results for 2008 are also shown.

	Weighting	Threshold	Target	Maximum	2008 Results
Earnings Per Common Share	45%	$1.96	$2.05	$2.13	$0.72
Return on Average Equity	45%	10.15%	10.50%	10.75%	3.67%
Efficiency Ratio (*)	10%	59.50%	58.50%	57.50%	56.30%

(*)  A lower number reflects better performance.

If the target corporate performance goals were achieved, Mr. Bradley, as Peoples’ President and Chief Executive Officer, had the potential to earn an equity-based award with an economic value of up to 25% of his annual base salary, and the other executive officers had the potential to earn equity-based awards with an economic value of up to 20% of their respective annual base salaries.  The maximum economic value of equity-based awards Mr. Bradley could have earned for 2008 was 50% of his annual base salary, and the maximum economic value of equity-based awards available to the other executive officers was 40% of their respective annual base salaries.  The economic value of equity-based awards to the executive officers for achieving threshold performance or below in any given corporate or individual performance measure is 0% for the given performance measure.

The Committee also has in place an absolute minimum level of corporate performance, which was defined in 2008 as $1.67 or 85% of Peoples’ threshold Earnings Per Common Share goal of $1.96.  Since Peoples did not achieve absolute minimum earnings per share, no executive officer was eligible for a year-end incentive payout in the form of an equity-based award for either corporate or individual performance, although the Committee, solely at their discretion, could have granted long-term equity-based incentives if the executive’s individual contribution warranted such awards.  If Peoples’ 2008 earnings per share had been between absolute minimum and threshold, then no long-term equity incentives would have been awarded from the Earnings Per Common Share or the Return on Average Equity components as the threshold levels of performance for these financial goals were not achieved, although long-term equity incentives would have been earned for corporate results relative to the Efficiency Ratio as the maximum level of performance for this corporate performance goal was exceeded.  Each executive officer would also have been eligible to earn cash incentives and long-term equity incentives based on their individual achievements relative to their individual performance goals.  (Additionally, an executive officer who is not employed as of the payout date is not eligible to receive the cash incentive payment.)

The Committee retains the right to exercise discretion in awarding equity-based compensation absent the attainment of performance goals, or to increase or reduce the size of any such award.  The Committee did not exercise discretion to grant equity-based awards to the executive officers in 2009 for 2008 corporate and individual performance.

Equity-based award percentages for the various levels of performance are reviewed by the Committee on an annual basis and generally do not change from year to year.  These award percentages did not change from 2007 to 2008; however, for 2009, the Committee has determined the percentage of base salary for achieving maximum performance will be limited to 75% of the previous maximum payout percentage for each executive officer to reflect the reduced earnings potential for Peoples as a result of challenging economic times.  The Board of Directors approves corporate performance goals on an annual basis.  Equity-based awards are granted after results for the performance goals are determined.

Equity-based awards in the form of SARs settled in Peoples’ common shares have an exercise price of 100% of the fair market value of the underlying common shares on the date of grant.  The Committee’s philosophy in granting equity-based awards is to promote retention through a three-year vesting period and to provide an opportunity for executive officers to own Peoples’ common shares.  This in turn aligns the long-term interests of the executive officers with those of Peoples’ shareholders and provides the executive officers with an added incentive to manage Peoples with a view toward maximizing long-term shareholder value.

Equity-based awards are granted with an economic value based on The NASDAQ Global Select Market’s closing price of Peoples’ common shares on the date of the grant.  The Committee approves equity-based grants to the executive officers and other officers.  In the absence of a scheduled Committee meeting, the Board of Directors approves equity-based grants to executive officers and other officers.  This situation occasionally occurs when awards to a single individual are granted as part of a recruitment package.  The grant date is the date of the approval by the Committee or the Board of Directors or the first future date after which all material information has been publicly disclosed, whichever is later, and is tied to Peoples’ trading windows.  In the event of equity-based grants for new hires, the date of grant is the first business date of the month following the new employee’s date of hire.

Award economic values are calculated as a percentage of salary and are based on the achievement of pre-established performance goals as discussed above.  Fifty percent of the economic value is awarded in restricted shares, using the closing price of Peoples’ common shares on a specific grant date.  The remaining 50% of the economic value is awarded in SARs to be settled in common shares, using the Black-Scholes value of the SARs as of the award date.  The restriction period for the restricted shares is three years from the grant date.  The SARs have a term of 10 years and are exercisable at the end of the vesting period, which is three years from the grant date.

LONG-TERM EQUITY-BASED INCENTIVE COMPENSATION

Named Executive Officer	Corporate Weighting	Individual Weighting	Total Maximum Economic Value of Potential Equity Award (*)	Total Economic Value of Equity Award (*)	2008 Restricted Shares Award (number of common shares) Granted	2008 SARs to be Settled in Common Shares Awards (number of common shares) Granted
Mark F. Bradley	90%	10%	50%	0.0%	0	0
Edward G. Sloane, Jr.	90%	10%	40%	0.0%	0	0
Carol A. Schneeberger	90%	10%	40%	0.0%	0	0
Joseph S. Yazombek	75%	25%	40%	0.0%	0	0
Deborah K. Hill	75%	25%	40%	0.0%	0	0
David T. Wesel	75%	25%	40%	0.0%	0	0

                                 (*)  Payout calculated as a percentage of base salary.

Since absolute minimum performance was not achieved during 2008, the Committee did not award equity-based grants to the executive officers in 2009 for 2008 performance.

The Committee or the Board of Directors has the authority to accelerate the date on which the SARs may be exercised, or the date of the termination of the restrictions applicable to a restricted share award, if the Committee or the Board of Directors determines that to do so would be in the best interests of Peoples.  Neither the Committee nor the Board of Directors exercised that authority during 2008.

On February 26, 2009, the Board of Directors established the 2009 corporate equity incentive performance goals for Peoples’ executive officers.  The Board adopted a “balanced scorecard” approach which is comprised of the following components and corresponding weightings:  (i) Earnings Per Common Share (25% weighting); (ii) Non-Performing Assets as a Percent of Loans and Other Real Estate Owned (20% weighting); (iii) Revenue Growth (10% weighting); (iv) Deposit Growth (10% weighting); (v) Client Service Score (5% weighting); and (vi) a Discretionary Measure (30% weighting).  The Discretionary Measure is unique to each executive officer and consists of quantitative measures such as business unit revenue and net income goals, loan portfolio growth, net loan charge-off results, levels of nonperforming loans, and expense reduction, and qualitative measures, such as the development, management and retention of key staff, the assessment and development of quality products and services and other strategic initiatives.  These measures reflect results achieved for shareholders while ensuring this compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of the institution by reducing the focus on earnings as emphasized by the weighting in prior years of Earnings Per Share and Return on Average Equity performance objectives.  The absolute minimum level of corporate performance remains in effect for 2009, but the Compensation Committee retains the ability to award long-term equity-based incentive compensation based on results achieved by the individual executive officer if the absolute minimum level of performance is not achieved.

The ARRA executive compensation standards prohibit Peoples from paying or accruing any bonus, retention or incentive compensation to certain employees during the Covered Period.  Peoples believes that this prohibition, if applicable, may prevent Peoples from issuing restricted shares and SARs under the terms contemplated by the performance goals established on February 26, 2009.  To the extent that the Treasury amends the Securities Purchase Agreement to make this prohibition application, the Treasury issues regulations describing how Peoples is to comply with this prohibition or Peoples determines this prohibition applies, Peoples will work with its affected employees to take such steps as Peoples deems necessary to comply with the prohibition and adopt administrative and other procedures consistent with the foregoing.

Retirement and Other Benefits

The executive officers participate in certain benefit programs available to all other employees of Peoples, subject to the same eligibility requirements as all employees, including participation in (1) the Peoples Bancorp Inc. Retirement Plan and Trust (the “Retirement Plan”), (2) the Peoples Bancorp Inc. Retirement Savings Plan (“Peoples 401(k) Plan”), (3) the Peoples Bancorp Group Term Life Insurance Plan and (4) the medical and dental insurance plans provided by Peoples.

The Retirement Plan has a different benefit calculation for those individuals employed by Peoples before January 1, 2003 and those employed by Peoples on January 1, 2003 and thereafter.  Messrs. Bradley and Yazombek and Ms. Schneeberger were employed by Peoples prior to January 1, 2003; whereas, Messrs. Sloane and Wesel and Ms. Hill were employed by Peoples after January 1, 2003.  Compensation used to calculate the amount of pension payable under the Retirement Plan includes base salary, incentive pay, overtime pay, bonuses, and any pre-tax savings under the Peoples’ 401(k) Plan as well as Peoples’ Internal Revenue Code Section 125 plan.  Benefit distribution options are identical for both groups as well as the vesting requirement in order to be eligible for a pension benefit under the Retirement Plan.

For those executive officers employed by Peoples before January 1, 2003, normal retirement occurs at age 65.  The pension benefit is calculated as follows:

(a)
Forty percent (40%) of the executive officer’s average compensation (annual compensation comprised of base salary, bonus, and cash incentive payments during the highest five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the executive officer’s average compensation in excess of his/her Social Security covered compensation;

(c)	Such sum of (a) and (b) is multiplied by the total years of service with Peoples up to a maximum of 30.

For those executive officers employed by Peoples before January 1, 2003, early retirement can occur at age 50 if the executive officer has at least 10 years of service with Peoples.  The pension benefit is calculated as follows:

(a)	Forty percent (40%) of the executive officer’s average compensation (annual compensation during the highest five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the executive officer’s average compensation in excess of his/her Social Security covered compensation;

(c)
Such sum of (a) and (b) is multiplied by the total years of service with Peoples up to a maximum of 30 and reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next ten years by which the executive’s early retirement date precedes the normal retirement date.

For those executive officers employed by Peoples on or after January 1, 2003, normal retirement occurs at age 65.  The pension benefit is calculated as follows:

(a)	The Cash Balance Account (as such term is defined in the Retirement Plan) at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer’s termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the executive officer earned a year of service during the plan year.

For those executive officers employed by Peoples on or after January 1, 2003, early retirement can occur at age 50 if the executive officer has at least 10 years of service with Peoples.  The pension benefit is calculated as follows:

(a)	The Cash Balance Account at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer’s termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the executive officer earned a year of service during the plan year;

(d)	The benefit is reduced as follows:

Ages                      Reduction
60 – 65                    6.66% per year
50 – 60                    3.33% per year

 None of the executive officers participate in multiple defined benefit retirement plans.  Under the terms of the Retirement Plan, the executive officers are not granted extra years of credited service.

The executive officers are also eligible to participate in Peoples’ 401(k) Plan, on the same basis as other employees.  Peoples matches 100% of the first 3% of an employee’s contribution and then matches 50% of the next 2% that the employee contributes, the sum of which equals the maximum match of 4%.

Additionally, the executive officers participate in the Peoples Bancorp Group Term Life Insurance Plan on the same basis as other employees.  Peoples pays the premiums for all associates under this plan.  In the event an executive officer dies, his or her beneficiary will be paid an amount equal to two times the executive officer’s base salary at the time of death, up to a limit of $600,000.

The executive officers are also eligible to participate in the medical and dental insurance plans provided by Peoples.  These individuals participate on the same basis as other employees.  The plans are contributory and both the employees and Peoples pay for the cost of the health insurance premiums.

Perquisites and Other Personal Benefits

The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers.  Consistent with its overall compensation program, the Committee believes the perquisites and other personal benefits provided to the executive officers are reasonable and necessary to attract and retain employees for key positions to promote the long-term interests of our shareholders.

On January 12, 2006, the Committee adopted an Executive Health Program for the executive officers.  The Executive Health Program provides an opportunity for each executive officer to participate in a comprehensive medical screening annually at the expense of Peoples.  Participation in this program is voluntary.  The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, which could negatively impact Peoples’ financial performance or current management succession plans.

Based on business need, on a case-by-case basis, the Committee grants the use of a company-paid automobile and/or country club membership to selected executive officers to further business development on behalf of Peoples and its shareholders.  Personal use of a company-paid automobile is reported as income to the executive officer.  Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the executive officer.

The ARRA executive compensation standards require that Peoples’ directors adopt a company-wide policy regarding expenditures identified by the Treasury as excessive or luxury.  To the extent that the Treasury amends the Securities Purchase Agreement to make this requirement applicable, the Treasury issues regulations detailing the scope of this requirement or Peoples determines that the requirement is applicable, Peoples’ directors will develop a policy relating to excessive or luxury expenditures consistent with the regulations the Treasury may issue, which may limit Peoples’ ability to provide the personal benefits described above.

Peoples has entered into change in control agreements with all of the executive officers.  The change in control agreements are designed to motivate executive officers to act in the best interests of shareholders and to promote stability and continuity of the services of the executive officers during a change in control.  The change in control agreements are “double trigger” agreements that provide severance payments to an executive officer only if Peoples or its successor terminates the executive officer’s employment without “cause” or the executive officer terminates his or her employment with “good reason” after the change in control.  The Committee chose the “double trigger” to forego extra costs to Peoples or its successor if the executive officer continues in the same or similar role after the change in control while still motivating the executive officer to act in the best interests of the shareholders by providing for the executive officer even if he or she would not have the same or similar role after the change in control.  Additional information regarding the definition of a change in control, the description of the additional event(s) that must occur in order for  an executive officer  to receive severance compensation following a change in control, and applicable payments under such agreements for the executive officers is provided under the  section captioned “OTHER POTENTIAL POST EMPLOYMENT PAYMENTS” on page 42.  The Securities Purchase Agreement prohibits Peoples from making any golden parachute payments to its executive officers.  Payments under the change in control agreements to executive officers may be considered to be golden parachute payments.

Compensation Arrangements for Recently Hired Executive Officers

On February 22, 2008, Ms. Hill received a one-time bonus payment of $30,000.  This payment was part of her compensation package which was approved by the Board of Directors, in absence of a meeting of the Committee, on August 9, 2007.

On May 8, 2008, the Board of Directors, in absence of a meeting of the Committee, approved Mr. Sloane’s (1) base salary as $196,000; (2) receiving the greater of a cash incentive in the amount of $30,000 or the amount earned as part of Peoples’ Incentive Plan for 2008 performance, payable in February 2009; (3) a grant of 2,000 restricted shares on June 2, 2008, with restrictions that are to lapse and the restricted shares to become fully vested as to: (a) 1,000 restricted shares on December 2, 2008; and (b) 1,000 restricted shares on December 2, 2009; and (4) a change in control agreement, effective as of May 21, 2008, with the same terms as the change in control agreements Peoples has entered into with Deborah K. Hill, Carol A. Schneeberger, David T. Wesel and Joseph S. Yazombek.  This compensation package was designed to provide Mr. Sloane with competitive total cash compensation, to align his interests with those of the shareholders through the equity-based awards, and to motivate Mr. Sloane to act in the best interests of shareholders and to promote stability and continuity of his services during a change in control.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four most highly- compensated officers of Peoples, other than the chief executive officer, serving at the end of Peoples’ fiscal year.  The $1 million compensation deduction limitation does not apply to “performance-based compensation.”  The 2006 Plan complies with Section 162(m) so that any compensation, which may be received by executive officers of Peoples under this plan, will qualify as “performance-based.”  Performance goals were included in the 2006 Plan, which was approved by Peoples’ shareholders on April 13, 2006.

The Securities Purchase Agreement requires that Peoples comply with the provisions of Section 162(m)(5) of the Internal Revenue Code.  This provision prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $500,000 paid for a given year to its chief executive officer, its chief financial officer or one of the three most highly-compensated executive officers (other than the chief executive officer and the chief financial officer) whose compensation is required to be disclosed under the applicable SEC Rules.  There is no exception to this prohibition for “performance-based compensation.”  None of Peoples’ executive officers received more than $500,000 of compensation for 2008.

Non-Qualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes additional taxes, interest and penalties on nonqualified deferred compensation arrangements that do not satisfy its requirements.  Peoples believes that it is administering its non-qualified deferred compensation arrangements in accordance with the requirements of  Section 409A and has amended its non-qualified deferred compensation arrangements, including the change in control arrangements with its executive officers, to comply with the final regulations issued under Section 409A of the Internal Revenue Code.  Peoples has not realized any material changes to its compensation program as a result of compliance with Section 409A.

Accounting for Equity-Based Compensation

Compensation costs for stock options, restricted stock awards and stock appreciation rights are measured at the fair value of these awards on their grant date.  Compensation expense is recognized over the required service period, generally the vesting period for stock options and stock appreciation rights and the restriction period for restricted stock awards.  Compensation expense for awards granted to employees who are eligible for retirement is recognized to the date the employee is first eligible to retire.

Other Information

Peoples has no equity or security ownership requirements or guidelines for executive officers and no policies regarding hedging the economic risk of any ownership of Peoples common shares.  Notwithstanding the foregoing, Peoples does believe it is important that executive officers own common shares as evidenced by equity-based awards granted to executive officers through Peoples’ long-term equity-based incentive plan.

Summary

The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples.  Because satisfactory levels of performance were not achieved in 2008, Peoples’ executive officers did not receive payouts on any performance-based plans.  In light of these results, the Committee believes Peoples’ compensation program for its executive officers continues to be aligned with the interests of the shareholders.  The program is part of a fully-integrated, performance-based system that provides a balanced and stable foundation for strong and effective leadership into the future and ensures alignment with long-term shareholder interests.

In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples’ incentive compensation arrangements with Peoples’ senior risk officers.  This review included the performance goals required to be achieved for threshold, target and maximum levels of cash and equity-based incentive payments, along with the corresponding payout potentials.  The Committee has determined that these arrangements do not provide Peoples’ executives with the incentive to engage in business activities or other behavior that would threaten the value of Peoples or the investments of its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Compensation Committee certifies that it has reviewed with Peoples’ senior risk officers the incentive compensation arrangements with the executive officers of Peoples (each of whom may be deemed a “senior executive officer” for purposes of Section 111(b)(3) of EESA) and has made reasonable efforts to ensure that such arrangements do not encourage the executive officers of Peoples to take unnecessary and excessive risks that threaten the value of Peoples.

Submitted by the Compensation Committee of Peoples’ Board of Directors:
Frank L. Christy, Chairman; Carl L. Baker, Jr.; George W. Broughton; David L. Mead; Robert W. Price; and Paul T. Theisen.

SUMMARY COMPENSATION TABLE FOR 2008

The table below summarizes the total compensation paid or earned by each of the executive officers for the fiscal years ended December 31, 2008, 2007, and 2006.  Peoples has not entered into any employment agreements with any of the executive officers.  When setting the total compensation for each of the executive officers, the Compensation Committee reviews a tally sheet that shows the executive officer’s current compensation, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
				(6)	(7)	(8)	(9)	(10)
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark F. Bradley President and Chief Executive Officer	2008 2007 2006	$280,000 $255,000 $250,000	- - -	$5,101 $2,896 -	$9,933 $7,725 $4,426	- $38,250 $56,750	$19,445 $1,270 $12,722	$13,175 $15,969 $11,793	$327,654 $321,110 $335,691
Edward G. Sloane, Jr. (1) Chief Financial Officer, Treasurer and Executive Vice President	2008	$120,364	$30,000 (4)	$30,862	-	-	-	$21,712	$202,938
Carol A. Schneeberger (2) Executive Vice President, Operations; Former Chief Financial Officer and Treasurer	2008 2007 2006	$190,000 $169,002 $164,800	- - -	$59,900 $7,839 -	$6,424 $7,831 $13,951	- $22,477 $27,522	$58,279 - $27,714	$13,696 $8,509 $11,262	$328,299 $215,658 $245,249
Joseph S. Yazombek Executive Vice President, Chief Lending Officer	2008 2007 2006	$220,000 $206,012 $200,850	- - -	$9,175 $12,051 -	$9,170 $12,055 $17.505	- $31.932 $42,114	$73,573 $7,654 $35,330	$14,807 $11,142 $13,658	$326,725 $280,846 $309,457
Deborah K. Hill (3) Executive Vice President, Consumer and Business Financial Services	2008 2007	$182,000 $60,667	$30,000 (5)	$30,135 $16,881	$4,436 $1,109	- -	- -	$10,127 $15,469	$256,698 $94,126
David T. Wesel Executive Vice President	2008 2007 2006	$168,000 $157,500 $150,000	- - -	$4,496 $2,212 -	$6,419 $4,136 $1,764	- $35,910 $38,100	$4,260 $3,929 $3,473	$11,105 $10,278 $13,840	$194,280 $213,965 $207,177

(1)	Mr. Sloane became Executive Vice President, Chief Financial Officer and Treasurer on May 21, 2008. Prior to that date, he was not employed by Peoples or any of its subsidiaries.

(2)
Ms. Schneeberger was named interim Chief Financial Officer and Treasurer in addition to her duties as Executive Vice President, Operations effective April 10, 2007.  She relinquished the duties of interim Chief Financial Officer and Treasurer on May 20, 2008.

(3)	Ms. Hill became Peoples’ Executive Vice President, Consumer and Business Financial Services, on September 4, 2007. Prior to that date, she was not employed by Peoples or any of its subsidiaries.

(4)	On February 20, 2009, Mr. Sloane was paid a bonus in the amount of $30,000, which represented the minimum cash incentive he had been guaranteed upon joining Peoples.

(5)	Ms. Hill was paid a $30,000 employment sign-on bonus on February 22, 2008.

(6)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for 2008 and 2007, for awards of restricted shares pursuant to Peoples’ 2006 Plan.  These amounts excluded the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC.  Assumptions used in the calculation of these amounts are included in the “Notes to the Consolidated Financial Statements, Note 17.  Stock-Based Compensation” on pages 82 through 85 of Peoples’ Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008.  The entire amount of expense was recognized in 2008 and 2007 for awards of restricted shares made in 2008 and 2007, respectively, to Mr. Yazombek and Ms. Schneeberger as they had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of the grant date, since the restriction on transfer of the restricted shares lapses upon retirement.  Expense for Messrs. Bradley, Sloane and Wesel and Ms. Hill is recognized over the vesting period assigned to the awards of restricted shares made in 2008 and 2007.

(7)
The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for 2008, 2007 and 2006, for awards pursuant to Peoples’ 2002 Plan and Peoples’ 2006 Plan.  These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by the SEC.  Assumptions used in the calculation of these amounts are included in the “Notes to the Consolidated Financial Statements, Note 17. Stock-Based Compensation” on pages 82 through 85 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  The entire amount of expense was recognized (a) in 2006 for stock options granted in 2006 and (b) in 2007 and 2008 for SAR awards to be settled in common shares made in 2007 and 2008 respectively, in the case of each of Mr. Yazombek and Ms. Schneeberger as they had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of the grant date, since vesting of stock options and SARs to be settled in common shares accelerates upon retirement.  Expense for Messrs. Bradley and Wesel and Ms. Hill is recognized over the respective vesting periods assigned to the stock options and SAR awards to be settled in common shares.  Vesting for all then unvested stock options was accelerated on December 31, 2005; therefore, all expense reported for 2006 is related to the stock options granted in 2006, all expense reported for 2007 is related to stock options granted in 2006 except as noted above for Mr. Yazombek and Ms. Schneeberger, and SARs to be settled in common shares granted in 2007, and all expense reported for 2008 is related to stock options granted in 2006 except as noted above for Mr. Yazombek and Ms. Schneeberger, and SAR to be settled in common shares granted in 2007 except as noted above for Mr. Yazombek and Ms. Schneeberger, and 2008.

(8)
The amounts in column (g) represent cash incentives earned under the Incentive Plan, and are reported for the fiscal year with respect to which the cash incentives were earned.  Executive officers did not earn a cash incentive under the Incentive Plan for 2008 fiscal year performance.  Executive officers are required to defer 25% of their cash incentive for a period of three years and have the option to defer any of the remaining cash incentive until they retire or their employment is terminated.  The amounts shown for 2007 include the following deferred portion of the cash incentive earned by each executive officer: (a) Mr. Bradley - $9,562; (b) Ms. Schneeberger - $5,619; (c) Mr. Yazombek - $31,932; and (d) Mr. Wesel - $12,568.  The non-deferred portions of the cash incentives earned for the 2007 fiscal year performance were paid February 22, 2008.  The amounts shown for 2006 include the following deferred portion of the cash incentive earned by each executive officer: (a) Mr. Bradley - $14,187; (b) Ms. Schneeberger - $6,880; and (c) Mr. Yazombek - $42,114.  The non-deferred portions of the cash incentives earned for the 2006 fiscal year performance were paid February 23, 2007.

(9)
Amounts in column (h) represent the increase in the actuarial present value of the executive officer’s accumulated benefits under Peoples’ pension plan (the Retirement Plan) determined using assumptions consistent with those used in Peoples’ consolidated financial statements and include amounts that the executive officer may not be entitled to receive because such amounts are not vested.  The amounts shown do not include the decline in the actuarial present value of the accumulated benefit under Peoples’ pension plan in 2007 for: (a) Mr. Bradley - $1,894 and (b) Ms. Schneeberger - $5,598.  Mr. Bradley’s amount also includes $1,359 for 2008, $1,270 for 2007 and $1,163 for 2006 which represents dividends credited in that year on the cumulative amount of directors’ fees deferred in prior years under the terms of the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries.  Mr. Bradley has not been paid a fee for his services as a director of Peoples and Peoples Bank since December 31, 2004.  No amount is included in column (h) for the amount of interest accrued on the cumulative amount of cash incentives deferred by each executive officer under the terms of the Incentive Plan since the rate earned was not above-market or preferential.

(10)
All other compensation for each executive officer in 2008 includes: (a) Mr. Bradley - 401(k) Plan company match, dividends on restricted shares, and country club membership; (b) Mr. Sloane – relocation expense in the amount of $14,740, 401(k) Plan company match, dividends on restricted shares, and country club membership; (c) Ms. Schneeberger - 401(k) Plan company match, Executive Health Program, dividends on restricted shares, and expenses associated with a weekend vacation related to Peoples’ appreciation to Ms. Schneeberger for serving as interim Chief Financial Officer and Treasurer from April 2007 to May 2008 (represents the incremental cost to Peoples of weekend vacation); (d) Mr. Yazombek - 401(k) Plan company match, personal use of company provided vehicle, country club membership and Executive Health Program; (e) Ms. Hill - 401(k) Plan company match, personal use of company provided vehicle and dividends on restricted shares; and (f) Mr. Wesel - 401(k) Plan company match, country club membership and dividends on restricted  shares.  All other compensation for each executive officer for 2007 includes: (a) Mr. Bradley - 401(k) Plan company match, country club membership, Executive Health Program, and dividends on restricted shares; (b) Ms. Schneeberger - 401(k) Plan company match and dividends on restricted shares; (c) Mr. Yazombek - 401(k) Plan company match, country club membership, and dividends on restricted shares; (d) Ms. Hill – relocation expense in the amount of $12,873, 401(k) company match and personal use of company provided vehicle; and (e) Mr. Wesel - 401(k) Plan company match, country club membership and dividends on restricted shares.  All other compensation for each executive officers in 2006 includes: (a) Mr. Bradley - 401(k) Plan company match and country club membership; (b) Ms. Schneeberger - 401(k) Plan company match and Executive Health Program; (c) Mr. Yazombek - 401(k) Plan company match, personal use of company provided vehicle, country club membership and Executive Health Program: and (d) Mr. Wesel - 401(k) Plan company match, country club membership and Executive Health Program.

GRANTS OF PLAN-BASED AWARDS FOR 2008

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (4)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum	(6)	(7)
			($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Mark F. Bradley	-	-	$0	$140,000	$280,000	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$70,000	$140,000	-	-	-	-
	2/20/2008	2/14/2008	-	-	-	-	-	-	-	1,734	$23.77	$9,561
	2/20/2008	214/2008	-	-	-	-	-	-	402	-	-	$9,556
Edward G. Sloane (1)	-	-	$0	$42,127	$84,255	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$24,073	$48,146	-	-	-	-
	6/2/2008	5/8/2008							2,000	-	-	$23,430
Carol A.	-	-	$0	$66,500	$133,000	-	-	-	-	-	-	-
Schneeberger (2)	-	-	-	-	-	$0	$38,000	$76,000	-	-	-	-
	2/20/2008	2/14/2008	-	-	-	-	-	-	-	1,165	$23.77	$6,424
	2/20/2008	214/2008	-	-	-	-	-	-	2,520	-	-	$59,900
Joseph S. Yazombek	-	-	$0	$77,000	$154,000	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$44,000	$88,000	-	-	-	-
	2/20/2008	2/14/2008	-	-	-	-	-	-	-	1,633	$23.77	$9,170
	2/20/2008	214/2008	-	-	-	-	-	-	386	-	-	$9,175
Deborah K. Hill (3)	-	-	$0	$63,700	$127,400	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$36,400	$72,800	-	-	-	-
David T. Wesel	-	-	$0	$58,800	$117,600	-	-	-	-	-	-	-
	-	-	-	-	-	$0	$33,600	$67,200	-	-	-	-
	2/20/2008	2/14/2008	-	-	-	-	-	-	-	1,857	$23.77	$10,219
	2/20/2008	214/2008	-	-	-	-	-	-	431	-	-	$10,245

(1)	Mr. Sloane became Executive Vice President, Chief Financial Officer and Treasurer on May 21, 2008.

(2)
Ms. Schneeberger was named interim Chief Financial Officer and Treasurer in addition to her duties as Executive Vice President, Operations effective April 10, 2007.  She relinquished the duties of interim Chief Financial Officer and Treasurer on May 20, 2008.

(3)	Ms. Hill became Peoples’ Executive Vice President, Consumer and Business Financial Services, on September 4, 2007.

(4)
Cash incentive potential available for payment through the Incentive Plan if the indicated level of performance was achieved for the 2008 fiscal year.  Refer to the discussion under the caption “Annual Cash Incentives” on page 24 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding the Incentive Plan.

(5)
Economic value of equity grants available for award through the 2006 Plan if the indicated level of performance was achieved for the 2008 fiscal year.  Equity-based incentive awards are denominated in dollars, rather than number of common shares.  As a result, the target and maximum amounts are shown in “dollars” rather than the “number of common shares.”  At the time of payout, the economic value of the actual award earned is translated into awards of restricted shares and SARs to be settled in common shares made under Peoples’ 2006 Plan.  Fifty percent of the economic value is awarded in restricted shares, using the closing price of Peoples’ common shares on the grant date.  The remaining 50% of the economic value is awarded in SARs to be settled in common shares, using the Black-Scholes value of the SARs as of the award date.  Refer to the discussion under the caption “Long-Term Equity-Based Incentive Compensation” on page 27 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding grants of equity-based awards.

(6)
Number of restricted shares granted through the 2006 Plan on February 14, 2008, based upon corporate and individual performance for the 2007 fiscal year.  The restriction on the transfer of restricted shares lapses on the third anniversary of the grant date.  In addition, discretionary awards of restricted shares were granted through the 2006 Plan to Mr. Sloane and Ms. Schneeberger as follows:  (a) Mr. Sloane was granted 2,000 restricted shares as a result of his employment with Peoples as to which the restrictions  lapsed with respect to 1,000 restricted shares on December 2, 2008, and will lapse with respect to  1,000 restricted shares on December 2, 2009; and (b) Ms. Schneeberger was granted 2,250 restricted shares as recognition of the additional responsibilities Ms. Schneeberger assumed during her interim service as Chief Financial Officer and Treasurer  as to which the restrictions  lapsed  with respect to 1,125 restricted shares on August 20, 2008,  and  lapsed with respect to 1,125 restricted shares on February 20, 2009. The executive officer has the right to vote the common shares underlying the restricted shares and is entitled to receive dividends paid with respect to the underlying common shares; however, if any dividends are paid in common shares of Peoples, those common shares will be subject to the same restrictions on transfer as the restricted shares with respect to which they were issued.  Refer to the discussion under the caption “Long-Term Equity-Based Incentive Compensation” on page 27 of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding awards of restricted shares.

(7)
Number of SARs to be settled in common shares granted through the 2006 Plan on February 14, 2008.  The SARs have a term of 10 years and become exercisable at the end of the vesting period, which is three years from the grant date.  Refer to the discussion under the caption “Long-Term Equity-Based Incentive Compensation” on page 27   of the “COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding awards of SARs to be settled in common shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table provides information relating to the option/SAR awards and stock awards held by the executive officers at the end of the 2008 fiscal year.  Each grant is shown separately for each executive officer.  The market value of the stock awards is based on the closing price of Peoples’ common shares as reported on the NASDAQ Global Select Market on December 31, 2008, which was $19.13.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mark F. Bradley	4/1/1999	7,687	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	5,082	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,563	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	1,264	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,707	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,090	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	459	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	2,970 (3)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,707 (4)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	487 (6)	$9,316	-	-
	2/20/2008	-	-	-	-	-	402 (7)	$7,690	-	-
	2/20/2008	-	1,734 (5)	-	$23.77	2/20/2018	-	-	-	-
Edward G. Sloane	6/2/2008	-	-	-	-	-	1,000 (8)	$19,130	-	-

Carol A. Schneeberger	4/1/1999	1,443	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	4,765	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,654	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	1,963	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,755	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,279	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	792	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	1,903 (3)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	938 (4)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	268 (6)	$5,127	-	-
	2/20/2008	-	-	-	-	-	270 (7)	$5,165	-	-
	2/20/2008	-	-	-	-	-	1,125 (9)	$21,521
	2/20/2008	-	1,165 (5)		$23.77	2/20/2018	-	-	-	-

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable
		(1)		(2)					(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Joseph S. Yazombek	4/1/1999	7,687	-	-	$14.92	4/1/2009	-	-	-	-
	4/27/2000	3,812	-	-	$13.58	4/27/2010	-	-	-	-
	5/9/2002	1,928	-	-	$23.59	5/9/2012	-	-	-	-
	5/9/2002	2,947	-	-	$23.59	5/9/2012	-	-	-	-
	3/27/2003	3,900	-	-	$22.32	3/27/2013	-	-	-	-
	3/27/2003	2,779	-	-	$22.32	3/27/2013	-	-	-	-
	2/10/2005	1,215	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	2,388 (3)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,444 (4)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	412 (6)	$7,882	-	-
	2/20/2008	-	-	-	-	-	386 (7)	$7,384	-	-
	2/20/2008	-	1,663 (5)	-	$23.77	2/20/2018	-	-	-	-
Deborah K. Hill	10/1/2007	-	-	-	-	-	1,000 (10)	$19,130	-	-
	10/1/2007	-	3,000	-	$27.99	10/1/2017	-	-	-	-
David T. Wesel	2/16/2004	2,000	-	-	$28.25	2/16/2014	-	-	-	-
	2/10/2005	425	-	-	$27.38	2/10/2015	-	-	-	-
	2/9/2006	-	1,184 (3)	-	$28.25	2/9/2016	-	-	-	-
	2/13/2007	-	1,303 (4)	-	$29.25	2/13/2017	-	-	-	-
	2/13/2007	-	-	-	-	-	372 (6)	$7,116	-	-
	2/20/2008	-	-	-	-	-	431 (7)	$8.245	-	-
	2/20/2008	-	1,857 (5)	-	$23.77	2/20/2018	-	-	-	-

(1)	Stock options were granted to the executive officers in years prior to 2006. Vesting was accelerated on all then unvested stock options as of December 31, 2005.

(2)
The amount in these columns would represent the actual SAR and restricted share awards approved by the Compensation Committee in the 2009 fiscal year, with respect to corporate and individual performance for the 2008 fiscal year.  They would be considered “unearned” as they were not granted until after the end of the 2008 fiscal year.  No awards were granted in the 2009 fiscal year with respect to corporate and individual performance for the 2008 fiscal year.  See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the “Grants of Plan-Based Awards for 2008” table for information regarding the range of economic values that had been possible for these awards.

(3)	Stock options were granted on February 9, 2006 under Peoples’ 2002 Plan and vested on February 9, 2009.

(4)	SARs to be settled in common shares were approved by the Compensation Committee on February 8, 2007 and granted under Peoples’ 2006 Plan on February 13, 2007, and will vest on February 13, 2010.

(5)	SARs to be settled in common shares were approved by the Compensation Committee on February 14, 2008 and granted under Peoples’ 2006 Plan on February 20, 2008, and will vest on February 20, 2011.

(6)	Restricted shares were approved by the Compensation Committee on February 8, 2007 and granted under Peoples’ 2006 Plan on February 13, 2007, and will vest on February 13, 2010.

(7)	Restricted shares were approved by the Compensation Committee on February 14, 2008 and granted under Peoples’ 2006 Plan on February 20, 2008, and will vest on February 20, 2011.

(8)	Restricted shares were approved by the Compensation Committee on May 8, 2008 and granted under Peoples’ 2006 Plan on June 2, 2008, and will vest on December 2, 2009.

(9)	Restricted shares were approved by the Compensation Committee on February 14, 2008 and granted under Peoples’ 2006 Plan on February 20, 2008, and will vest on February 20, 2009.

(10)	Restricted shares were approved by the Board of Directors on August 9, 2007, in absence of a meeting of the Compensation Committee, and will vest on April 1, 2009.

OPTION EXERCISES AND STOCK VESTED FOR 2008

The following table provides information for the executive officers relating to stock options exercised, including the number of common shares acquired upon exercise and the value realized, and the restricted shares that vested, including the number of common shares acquired upon vesting and the value realized.  The values shown below are before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise	Valued Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mark F. Bradley	1,537	$4,794	-	-
Edward G. Sloane	-	-	1,000	$15,750
Carol A. Schneeberger	800	$5,444	1,125	$22,894
Joseph S. Yazombek	-	-	-	-
Deborah K. Hill	-	-	1,000	$25,750
David T. Wesel	-	-	-	-

PENSION BENEFITS FOR 2008

The table below shows the actuarial present value of accumulated benefits payable to each of the executive officers, including the number of years of service credited to each executive officer, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Peoples’ Notes to the Consolidated Financial Statements, Note 13. Employee Benefit Plans on pages 77 through 79 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Information regarding the Retirement Plan can be found in the discussion under the caption “Retirement and Other Benefits” on page 30 of the “COMPENSATION DISCUSSION AND ANALYSIS.”

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
		(2)
(a)	(b)	(c)	(d)	(e)
Mark F. Bradley	Retirement Plan	17	$74,208	-
Edward G. Sloane	Retirement Plan	0	-	-
Carol A. Schneeberger (1)	Retirement Plan	31	$325,925	-
Joseph S. Yazombek (1)	Retirement Plan	25	$343,085	-

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
		(2)
(a)	(b)	(c)	(d)	(e)
Deborah K. Hill	Retirement Plan	0	-	-
David T. Wesel	Retirement Plan	5	$15,486	-

(1)	Mr. Yazombek and Ms. Schneeberger had reached retirement eligibility (50 years of age or older and 10 years of service with Peoples) as of December 31, 2008.

(2)	Years of credited service are equal to the actual years of service, if the executive officer works 1,000 hours in a calendar year. Mr. Sloane and Ms. Hill became plan participants on January 1, 2009.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2008

The following table provides information regarding cash incentives earned under the Incentive Plan but deferred in accordance with the terms of that Plan.  Information regarding deferrals of cash incentives earned under the Incentive Plan can be found in the discussion under the caption “Annual Cash Incentives” on page 26 of the “COMPENSATION DISCUSSION AND ANALYSIS.”  No cash incentive payments were made for 2008 fiscal year performance.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
	(1)		(2)	(3)	(4)
(a)	(b)	(c)	(d)	(e)	(f)
Mark F. Bradley	-	-	$807	$2,647	$41,680
Edward G. Sloane	-	-	-	-	-
Carol A. Schneeberger	$4,433	-	$802	$4,433	$41,696
Joseph S. Yazombek	$6,809	-	$5,055	$6,809	$262,380
Deborah K. Hill	-	-	-	-	-
David T. Wesel	-	-	$615	-	$32,983

(1)
Amounts in column (b) represent any accumulated balance of mandatory deferrals awarded for performance for the 2004 fiscal year and voluntarily further deferred by the executive officer at the end of the original three-year deferral period.

(2)
Amounts in column (d) represent the aggregate earnings on the accumulated mandatory and voluntary deferrals of cash incentives for each of the executive officers.  Interest is accrued at a rate equal to 50% of Peoples’ Return on Average Equity achieved during each calendar year throughout the deferral period.  The accrual rate for 2008 was 1.995%.  None of these amounts are included in the Summary Compensation Table since the rate earned was not above-market or preferential.

(3)
Amounts in column (e) represent the aggregate withdrawals or distributions for each executive officer of amounts deferred in accordance with terms of the Incentive Plan, which also includes the accumulated balance voluntarily re-deferred by the executive officer at the end of the mandatory three-year deferral period.  Amounts voluntarily re-deferred by the executive officer include (1) Mr. Yazombek - $6,809 and (b) Ms. Schneeberger - $4,433.

(4)
Of the amount reported in column (f) for each executive officer, the following amount was reported in the Summary Compensation Table included in Peoples’ 2008 Proxy Statement for the 2008 Annual Meeting of Shareholders and are reported within the amount shown in the Non-Equity Incentive Plan Compensation column for 2007: (a) Mr. Bradley - $9,562; (b) Ms. Schneeberger - $5,619; (c) Mr. Yazombek - $31,932; and (d) Mr. Wesel - $12,568, and in the Summary Compensation Table included in Peoples’ 2007 Proxy Statement for the 2007 Annual Meeting of Shareholders for 2006:  (a) Mr. Bradley - $14,187; (b) Ms. Schneeberger - $6,880; and (c) Mr. Yazombek - $42,114.  These amounts are also reported in the “SUMMARY COMPENSATION TABLE FOR 2008” on page 34 within the amount shown in the Non-Equity Incentive Plan Compensation column for 2007 and 2006.

OTHER POTENTIAL POST EMPLOYMENT PAYMENTS

The amount of compensation payable to each executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control and termination in the event of disability or death of the executive officer is described below.

In the event of the retirement, disability or death of a executive officer, or a change in control of Peoples, the vesting period is accelerated with regard to the mandatory deferrals of the cash incentives earned under the Incentive Plan and unvested outstanding equity-based awards.

Payments Made Upon Termination

Regardless of the manner in which a executive officer’s employment terminates, including termination for cause with the exception below, he or she is entitled to receive amounts earned during his or her term of employment.  These amounts are not included in the table below.  Such amounts would include:

•	cash incentives earned under the Incentive Plan during the fiscal year in which termination occurs less the mandatory deferral amount, if he or she is employed as of the payment date;

•	all vested equity-based awards earned through the long-term equity-based incentive compensation programs;

•	all cash incentives voluntarily deferred under the Incentive Plan;

•	the balance of the executive officer’s Retirement Savings Plan (Peoples 401(k) Plan) account;

•	pay for unused paid time off (except in the case of termination for cause); and

•	amounts accrued and vested through the Retirement Plan (Peoples’ pension plan).

Payments Made Upon Retirement

In the event of the retirement of an executive officer, in addition to the items identified above, he or she would receive the following benefits:

•	all previously unvested equity-based awards would vest; and

•	all previously unvested mandatory deferrals under the Incentive Plan would vest.

Payments Made Upon Death or Disability

In the event of the death or disability of an executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the executive officer will also receive benefits under Peoples’ disability plan or payments under Peoples’ life insurance plan, as appropriate.

Payments Made Upon a Change in Control

Peoples has entered into amended and restated change in control agreements with all of the executive officers.  Under these agreements, a change in control occurs when one or more of the following events take place:

●
a “person” or “group” (as defined in Section 409A of the Internal Revenue Code) acquires ownership of shares of Peoples that, together with shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of Peoples;

●
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of shares of Peoples possessing 35% or more of the total voting power of the shares of Peoples;

●
a majority of the members of Peoples’ Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Peoples’ Board of Directors prior to the date that such appointments or elections are made; or

●
any person or group acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from Peoples that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Peoples immediately prior to such acquisition or acquisitions.

Generally, the agreements provide for severance compensation to the executive officers if their employment is terminated by Peoples or its successor for any reason other than cause (defined as gross negligence or gross neglect of duties; commission of a felony or a gross misdemeanor involving moral turpitude; fraud, disloyalty, dishonesty or willful violation of any law or significant policy of Peoples; or issuance of an order by the banking regulators of Peoples for removal of the executive officer) within six months prior to or 24 months after a defined change in control occurs.  In addition, compensation will be paid if the executive officer voluntarily terminates employment during the same periods because of:  (1)  the assignment to the executive officer of any material duties or responsibilities inconsistent with the executive officer’s positions, or a change in the executive officer’s reporting responsibilities, titles, or offices, or any removal of the executive officer from or any failure to re-elect the executive officer to any of such positions, except in connection with the executive officer’s termination of employment for cause, disability, retirement, or as a result of the executive officer’s death; (2) a reduction  in the executive officer’s base salary; (3) the taking of any action by Peoples which would adversely affect the executive officer’s participation in or materially reduce the executive officer’s benefits under any benefit plans; (4) any failure of the Peoples to obtain the assumption of the agreement by any successor as contemplated in Section 3.9 hereof; or (5) geographic relocation of the executive officer to an office location more than 50 miles from the executive officer's current location without the executive officer's consent or without reimbursement of reasonable moving expenses incurred by the executive officer relating to a change of the executive officer’s principal residence in connection with relocation.

The executive officer’s base annual compensation for purpose of his or her respective agreement is calculated as the average annualized compensation paid by Peoples, prior to any deferred arrangements, during the most recent five taxable years ending before the date of the change in control, subject to certain adjustments in the event that Section 280G of the Internal Revenue Code is triggered.  For executive officers that have worked for Peoples for less than five years, the average annualized compensation paid by Peoples is calculated for the number of years employed by Peoples.

Under the agreements, severance provisions include: (i) a lump sum cash payment of two and one half times base annual compensation for Mr. Bradley and two times base annual compensation for Mses. Hill and Schneeberger, and Messrs. Sloane, Yazombek, and Wesel, in each case payable within 30 days following the executive officer’s termination date with such payment delayed until the first business day of the seventh month following the executive officer’s terminate date if the executive officer is a “specified employee” for purposes of Section 409(A) of the Internal Revenue Code; (ii) continuing participation in life, medical, and dental insurance for 12 months substantially in the form and expense to the executive officer as that received on the date of termination; (iii) the executive officer agreeing not to disclose to others any confidential information; and (iv) the executive officer entering into a non-compete agreement for 12 months immediately following the date of termination.  In the case of Mr. Bradley, the duration of the non-compete agreement and continuing participation in life, medical and dental insurance is 15 months immediately following the date of termination.  The non-compete agreement prohibits the executive officer from directly or indirectly engaging in any business in which Peoples directly or indirectly engages within Peoples’ geographic market.

The Securities Purchase Agreement prohibits Peoples from making any golden parachute payments to its executive officers.  Payments under the amended and restated change in control agreements to executive officers may be considered to be golden parachute payments.  Peoples and each executive officer entered into a letter agreement in which the executive officer agreed to amend the compensation and benefits plans of Peoples in which the executive officer participates, including the amended and restated change in control agreements, to the extent necessary to give effect to this prohibition.

In addition, the ARRA executive compensation standards prohibit any payment by Peoples to its Senior Executive Officers (as defined in ARRA) and the next five most highly-compensated employees during the Covered Period upon such employees’ departure from Peoples.  Peoples believes that this prohibition, if applicable, would prevent it from making payments to the executive officers under their respective amended and restated change in control agreements as currently in effect.  To the extent that the U.S. Treasury amends the Securities Purchase Agreement to make this prohibition applicable, the U.S. Treasury issues regulations describing how Peoples is to comply with this prohibition or Peoples determines this prohibition applies, Peoples will work with its affected employees to take such steps as Peoples deems necessary to comply with this prohibition and adopt administrative and other procedures consistent with the foregoing.

The following table summarizes payments which would have been made to the executive officers if a termination event occurred on December 31, 2008.  Actual amounts to be paid out can only be determined at the time of an executive officer’s separation from Peoples.

Compensation & Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death or Disability
		(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mark F. Bradley
2.5 times Base Annual Compensation (2)	-	-	-	-	-	$558,279	-
Welfare(2) (3)	-	-	-	-	-	$12,747	-
Deferrals under Incentive Award Plan	-	-	$24,770	-	-	$24,770	$24,770
Intrinsic Value of Unvested Stock Options & SARs (4)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$17,007	-	-	$17,007	$17,007
Total:	$0	$0	$41,777	$0	$0	$612,803	$41,777

Edward G. Sloane
2 times Base Annual Compensation (2)	-	-	-	-	-	$392,000	-
Welfare (2) (3)	-	-	-	-	-	$5,895	-
Deferrals under Incentive Award Plan	-	-	$0	-	-	$0	$0
Intrinsic Value of Unvested Stock Options & SARs (4)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$19,130	-	-	$19,130	$19,130
Total:	$0	$0	$19,130	$0	$0	$417,025	$19,130

Carol A. Schneeberger
2 times Base Annual Compensation (2)	-	-	-	-	-	$403,924	-
Welfare (2) (3)	-	-	-	-	-	$4,338	-
Deferrals under Incentive Award Plan	-	$13,012	$13,012	-	-	$13,012	$13,012
Intrinsic Value of Unvested Stock Options & SARs (4)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$10,292	$10,292	-	-	$10,292	$10,292
Total:	$0	$23,304	$23,304	$0	$0	$431,565	$23,304

Joseph S. Yazombek
2 times Base Annual Compensation (2)	-	-	-	-	-	$403,582	-
Welfare (2) (3)	-	-	-	-	-	$1,111	-
Deferrals under Incentive Award Plan	-	$19,284	$19,284	-	-	$19,284	$19,284
Intrinsic Value of Unvested Stock Options & SARs (4)	-	$0	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	$15,266	$15,266	-	-	$15,266	$15,266
Total:	$0	$34,550	$34,550	$0	$0	$439,243	$34,550

Compensation & Benefits Payable Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death or Disability
		(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Deborah K. Hill
2 times Base Annual Compensation (2)	-	-	-	-	-	$346,812	-
Welfare (2) (3)	-	-	-	-	-	$2,785	-
Deferrals under Incentive Award Plan	-	-	$0	-	-	$0	$0
Intrinsic Value of Unvested Stock Options & SARs (4)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$19,130	-	-	$19,130	$19,130
Total:	$0	$0	$19,130	$0	$0	$368,727	$19,130

David T. Wesel
2 times Base Annual Compensation (2)	-	-	-	-	-	$239,643	-
Welfare (2) (3)	-	-	-	-	-	$9,793	-
Deferrals under Incentive Award Plan	-	-	$19,232	-	-	$19,232	$19,232
Intrinsic Value of Unvested Stock Options & SARs (4)	-	-	$0	-	-	$0	$0
Value of Unvested Restricted Shares	-	-	$15,361	-	-	$15,361	$15,361
Total:	$0	$0	$34,593	$0	$0	$284,029	$34,593

(1)
Mr. Yazombek and Ms. Schneeberger were eligible to receive the unvested mandatory deferral balance earned through the Incentive Plan, to exercise all unvested stock options and SARs and to have the restrictions on transfer of their unvested restricted shares lapse, if they elected to retire as of December 31, 2008, as they had reached retirement eligibility (50 years of age or older and had at least 10 years of service with Peoples as of December 31, 2008).  Vesting of the unvested mandatory deferral balance and unvested stock options and SARs, and lapsing of the restrictions on transfer applicable to restricted shares accelerate upon retirement.

(2)
The ARRA executive compensation standards prohibit Peoples from making any payments to senior executive officers for departure from Peoples for any reason during the Covered Period, except payments for services rendered or benefits accrued.  To the extent that the Treasury issues regulations and/or amends the Securities Purchase Agreement to make this prohibition applicable to payments which may be made under the amended and restated change in control agreements, Peoples will take such steps as are necessary to comply with the prohibition.

(3)
Under the terms of the amended and restated change in control agreements, the executive officer continues to participate in life, medical, and dental insurance during the term of his or her non-compete agreement (15 months for Mr. Bradley and 12 months for the other executive officers).

(4)	Stock options and SARs do not currently have intrinsic value because the grant price is greater than the closing market price on December 31, 2008 of Peoples’ common shares ($19.13).

DIRECTOR COMPENSATION

Peoples uses a combination of cash and equity-based compensation to attract and retain qualified directors to serve on the Board of Directors.  Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure Peoples can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of Peoples; and

•	Support the independence of thought and action expected of directors.

Cash Compensation Paid to Board Members

In determining the overall competitiveness of director compensation, the Compensation Committee reviewed director compensation data from the Peer Group described in the “COMPENSATION DISCUSSION AND ANALYSIS.”

The cash compensation paid to Board members did not change in 2008.  Peoples’ directors, other than Mark F. Bradley, receive a quarterly cash fee of $1,500 for their services.  In addition, directors, other than Mark F. Bradley, receive compensation of $1,250 for each meeting of the Board of Directors attended.  The Compensation Committee believes these fees are necessary to maintain the caliber of directors necessary to promote long-term shareholder value.

Directors are also compensated for each committee meeting they attend.  Upon review of Peer Group data for “per meeting fees”, the Committee recommended the following changes to committee fees, which were approved by the Board and became effective June 12, 2008:  (1) elimination of tying the fee amount to the duration of a committee meeting; (2) increase in the fees paid to members of the Executive Committee and the Governance and Nominating Committee from $200 to $300 for each committee meeting attended; and (3) increase in the fees paid to members of the Compensation Committee and the Audit Committee from $500 to $600 for each committee meeting attended.  In addition to the per meeting fees, the Chairman of the Compensation Committee receives a cash fee of $750 per quarter.  The fee is comparative with the Peer Group average and remained unchanged.  Likewise, the Chairman of the Audit Committee receives an additional cash fee of $1,250 per quarter, the amount of which is comparative with the Peer Group average.  The Compensation Committee believes that the additional quarterly fees are appropriate and commensurate with the overall level of responsibility and accountability of each Chairman.  Likewise, the fees are necessary to attract and retain Committee Chairmen with the talents and skills the Compensation Committee believes necessary to promote shareholder value.

Each director of Peoples, other than Mark F. Bradley, who also serves as a director of Peoples Bank receives $600 per quarter and $500 for each regular bi-monthly meeting attended.  Additionally, each director of Peoples who also serves as a Peoples Bank committee member receives $300 for each committee meeting attended.

Mark F. Bradley received no compensation as a director of Peoples or Peoples Bank during 2008 and continues to receive none in either capacity.

Thomas J. Wolf also received and continues to receive $150 for each meeting of the Peoples Bank Kentucky/Huntington Leadership Advisory Board he attends, in addition to the previously-mentioned fees for his service as a director of Peoples.

Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee.  A single travel fee of $150 is paid for multiple meetings occurring on the same day.  Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations.  Peoples believes these fees are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board of Directors and committee meetings are typically held.

In years prior to 2005, Mark F. Bradley was paid a fee as an employee director.  Mark F. Bradley elected to defer the fees paid to him under the Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (the “Deferred Compensation Plan for Directors”) to be invested in common shares of Peoples.  Under the Deferred Compensation Plan for Directors, dividends are credited on common shares allocated.  The dividends are converted into a Peoples’ common share equivalent based on the fair market value of a common share on the first day of each calendar quarter.

Equity-based Compensation

The full Board of Directors approves all equity-based awards made to non-employee directors of Peoples while the Compensation Committee approves all equity-based awards made to non-employee directors of Peoples’ subsidiaries.  The grant date for equity-based awards made to non-employee directors of Peoples is the date of the approval by the Board, the date of election or appointment, or the third business day following the date on which all material information has been publicly disclosed, whichever is later.  The grant date for the equity-based awards made to the non-employee directors of  Peoples Bank (only, and not also of Peoples) is the date of the approval by the Compensation Committee, the date of election or appointment, or the third business day following the date on which all material information has been publicly disclosed, whichever is later.  The grant price is the closing price of Peoples’ common shares on The NASDAQ Global Select Market on the grant date.

On February 14, 2008, the Board of Directors of Peoples approved the grant of 300 restricted shares to each of the non-employee directors, if still a director, on February 20, 2008.  The non-employee directors who received the restricted share grant were: Carl L. Baker, Jr.; George W. Broughton; Frank L. Christy; Wilford D. Dimit; Richard Ferguson; David L. Mead; Robert W. Price; Theodore P. Sauber; Paul T. Theisen; Joseph H. Wesel; and Thomas J. Wolf.  On the same day, the Board of Directors of Peoples also granted 150 restricted shares of Peoples to those non-employee directors of Peoples Bank who were not also directors of Peoples.  The restrictions on the restricted shares lapsed after a period of six months (i.e., on August 20, 2008).

The Compensation Committee has not recommended, and the Board of Directors has not made, any grants of restricted shares to non-employee directors since the February 20, 2008, grant.  In addition, the Board of Directors has decided to not award any equity grants to directors in 2009 in consideration of 2008 financial performance and the decline in Peoples’ stock price.

The following summarizes the effect of various termination of service events on the restricted shares granted to the non-employee directors:

•
Termination of service as a director of Peoples due to death, disability, or retirement:  The restrictions on the restricted shares lapse and the restricted shares become fully vested on the termination date.

•	Termination of service as a director of Peoples for cause or any reason other than retirement, death or disability: Any non-vested restricted shares are forfeited on the termination date.

Deferred Compensation Plan for Directors

Since 1991, Peoples has maintained the Deferred Compensation Plan for Directors.  Voluntary participation in the Deferred Compensation Plan for Directors allows a non-employee director of Peoples, or one of its subsidiaries, to defer all or part of his or her director’s fees, including the Federal income tax thereon.  Since January 2, 1998, directors have been permitted to allocate their deferrals between a cash account (earning interest equal to Peoples Bank’s three-year certificate of deposit interest rate) and a stock account (under which common shares of Peoples are allocated at fair market value on the first business day of each calendar quarter on (1) the amount deferred and (2) subsequent cash dividends on the common shares previously credited to the account).  The only right a participant in the Deferred Compensation Plan for Directors has with respect to his or her cash account and/or stock account is to receive distributions upon termination of service as a director.  Distribution of the deferred amounts is made in a lump sum or annual installments, at the election of the director beginning, (1) on the first business day of the calendar month following the date of the director's termination of service due to resignation, retirement, death or otherwise for the portion of the account, if any, that was earned and vested before January 1, 2005, and any additions attributable to such portion of the account; and (2) on the first business day of the calendar month following the earlier of the directors' death or separation from service as a director for the remaining portion of the account in the first year in which the person is no longer a director.  The stock account is distributed in common shares of Peoples or in cash and the cash account is distributed only in cash.

 All Other Compensation

The non-employee directors are also eligible to participate in selected employee benefit programs maintained by Peoples.  These include medical and dental insurance plans and Group Term Life Insurance.  During 2008, Mr. Theisen participated in Peoples’ medical and dental insurance plans pursuant to the terms of a 1998 agreement in which Peoples agreed to pay his medical and dental insurance premiums, which includes the individual and company contributions, as long as he remains a director.  The non-employee directors automatically receive a group term life insurance benefit, the premiums for which are paid by Peoples.  The maximum benefit is $50,000 for directors age 65 or younger.  The maximum benefit decreases by a percentage for each year beyond age 65 until it reaches a maximum payout of $5,000 at age 90.

DIRECTOR COMPENSATION FOR 2008

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	(2)	(3)	(4)		(5)	(6)
	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Carl L. Baker, Jr.	$31,100	$7,131	-	-	$240	$531	$39,002
Mark F. Bradley (1)	-	-	-	-	$1,359	-	$1,359
George W. Broughton	$51,200	$7,131	-	-	$1,188	$531	$60,050
Frank L. Christy	$27,900	$7,131	-	-	-	$531	$35,562
Wilford D. Dimit	$42,600	$7,131	-	-	$20,605	$455	$70,791
Richard Ferguson	$32,800	$7,131	-	-	$2,945	$531	$43,407
David L. Mead	$44,300	$7,131	-	-	$1,296	$531	$53,258
Robert W. Price	$24,400	$7,131	-	-	$4,583	$531	$36,645
Theodore P. Sauber	$41,850	$7,131	-	-	-	$531	$49,436
Paul T. Theisen	$44,350	$7,131	-	-	$5,375	$16,738	$73,594
Joseph H. Wesel	$41,800	$7,131	-	-	$8,315	$443	$57,689
Thomas J. Wolf	$27,700	$7,131	-	-	-	$531	$35,362

(1)	Mark F. Bradley, an executive officer and member of the Board of Directors of both Peoples and Peoples Bank, receives no director compensation.

(2)
Amounts in column (b) represent the aggregate quarterly and meeting fees (including travel fees paid or payable to each director).  Included in these amounts are voluntary elective deferrals of fees made pursuant to the Deferred Compensation Plan for Directors.  Deferrals of these fees for 2008 were: (a) Wilford D. Dimit -$42,600; (b) Richard Ferguson - $31,200; (c) David L. Mead - $21,600; and (d) Robert W. Price -$23,450.  All other amounts representing quarterly and meeting fees for 2008 were paid in cash.  Messrs. Broughton, Dimit, Mead, Sauber, Theisen, and Wesel are non-employees directors of both Peoples and Peoples Bank and are compensated through retainer fees, board meeting attendance fees and committee attendance fees, as appropriate, for their service to both boards.

(3)
The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for 2008, in accordance with FAS 123(R) of awards of restricted shares pursuant to Peoples’ 2006 Plan.  These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules.  The amounts shown in column (c) also represent the grant date fair value of the restricted share awards calculated in accordance with FAS 123(R).  Assumptions used in the calculation of these amounts are included in the “Notes to the Consolidated Financial Statements, Note 17. Stock-Based Compensation” on pages 82 through 85 of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  All non-employee directors were awarded 300 restricted shares on February 20, 2008, and the restrictions on the restricted shares lapsed on August 20, 2008.  Each of the non-employee directors held 300 restricted shares which were still subject to transfer restrictions as of December 31, 2008.

(4)
The aggregate number of common shares underlying non-qualified stock options outstanding at December 31,  2008 for each non-employee director were: (a) Carl L. Baker, Jr. – 7,984; (b) George W. Broughton – 4,665; (c) Frank L. Christy – 7,298; (d) Wilford D. Dimit – 8,386; (e) Richard Ferguson – 2,355; (f) David L. Mead – 600; (g) Robert W. Price – 5,820; (h) Theodore P. Sauber – 2,355; (i) Paul T. Theisen – 7,550; (j) Joseph H. Wesel – 5,820; and (k) Thomas J. Wolf – 3,510.  All of these outstanding non-qualified stock options had vested prior to January 1, 2008.

(5)
The amounts in column (f) represent 2008 earnings on each of the director’s deferred fees.  For 2008, Mark F. Bradley’s earnings represents dividends credited on the cumulative amount of director’s fees deferred in prior years under the terms of the Deferred Compensation Plan for Directors.  Mark F. Bradley has not been paid a fee for his services as a director of Peoples or of Peoples Bank since December 31, 2004.

(6)
The amounts in column (g) represent $270 in dividends paid on 300 restricted shares awarded on February 13, 2007 and scheduled to vest on August 13, 2010, $135 in dividends paid on 300 restricted shares awarded on February 20, 2008, as to which restrictions lapsed on August 20, 2008, and the amount of Peoples’ 2008 annual payment of premiums for group term life insurance for all directors except Paul T. Theisen, who also participated in Peoples’ medical and dental insurance plan.  Paul T. Theisen’s group term life insurance premium was $38 and his medical and dental premium was $16,295.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Carl L. Baker, Jr., George W. Broughton, Frank L. Christy, David L. Mead, Robert W. Price, and Paul T. Theisen served as a member of the Compensation Committee of Peoples’ Board of Directors for the entire 2008 fiscal year and continues to serve as a member.  None of the individuals serving on the Compensation Committee has been an officer or employee of Peoples or any of our subsidiaries.  During the 2008 fiscal year, Peoples Bank entered into lending relationships with certain members of the Compensation Committee, with members of their respective families and with corporations and organizations as to which they serve as executive officers or beneficially own more than 10% of the equity securities.  All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features to Peoples or Peoples Bank.  During the 2008 fiscal year, no executive officer of Peoples has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Peoples’ Board of Directors or Compensation Committee.

Paul T. Theisen was Of Counsel to, and an independent contractor with, the law firm of TheisenBrock until December 2008.  Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in TheisenBrock, other than as Of Counsel and an independent contractor (and has not personally performed legal services for Peoples or any of its subsidiaries), since 1998.  TheisenBrock performed legal services for Peoples and our subsidiaries during the 2008 fiscal year.

AUDIT COMMITTEE REPORT
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008

Management has represented to the Audit Committee that Peoples’ audited consolidated financial statements as of and for the fiscal year ended December 31, 2008, were prepared in accordance with US GAAP and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management.

In addition, the Audit Committee has discussed and reviewed with Ernst & Young LLP (“E&Y”), Peoples’ independent registered public accounting firm, all communications and other matters required to be discussed by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by SEC rules, as well as significant current accounting developments and issues.  The Audit Committee has also reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2008, with E&Y.

The Audit Committee has received from E&Y the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y the independence of E&Y.  The Audit Committee has discussed with E&Y any relationships with or services to Peoples or our subsidiaries that may impact E&Y’s independence and objectivity, including the non-audit services rendered by E&Y, and has satisfied itself as to E&Y’s independence.

Based on the Audit Committee’s reviews and discussions with management and E&Y, and the Audit Committee’s review of the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board of Directors that Peoples’ audited consolidated financial statements be included in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee of Peoples’ Board of Directors:
Richard Ferguson, Chairman; Carl L. Baker, Jr.; George W. Broughton; David L. Mead; Theodore P. Sauber; and Thomas J. Wolf.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 2, 2009, the Audit Committee appointed E&Y as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009.  E&Y has served as Peoples’ independent auditors/independent registered public accounting firm since 1995.

Fees

Fees for services rendered by E&Y for each of the 2008 fiscal year and the 2007 fiscal year were:

	2008	2007
Audit Fees (1)	$591,300	$558134
Audit-Related Fees (2)	37,500	17,650
Tax Fees (3)	48,400	117,210
Total	$677,200	$692,994

____________________
(1)
Audit Fees pertain to professional services rendered in connection with the audit of Peoples’ annual financial statements and review of financial statements included in Peoples’ Quarterly Reports on Form 10-Q, as well as internal control testing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees pertain to services rendered in connection with statutory audits and accounting consultation.
(3)	Tax Fees pertain to services rendered for tax planning and advice, tax compliance, and assistance with tax audits and appeals.

E&Y did not render any other services during the 2008 fiscal year or the 2007 fiscal year.  All of the services described under “Audit-Related Fees” or “Tax Fees” above were pre-approved by the Audit Committee.

Pre-Approval Policy

The Audit Committee has adopted, and the Board of Directors has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved.  Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or require the specific pre-approval of the Audit Committee (“specific pre-approval”).  Appendices to the Pre-Approval Policy describe the Audit, Audit-Related, Tax and All Other services that have the general pre-approval of the Audit Committee.  The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee states otherwise.  The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.  The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations.

The Pre-Approval Policy does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.  The Audit Committee, however, may delegate pre-approval authority to one or more of its members.  The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All requests or applications for services to be provided by the independent registered public accounting firm will be submitted to the Chief Financial Officer of Peoples, and must include a detailed description of the services to be rendered.  The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee.  The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.  Services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

The Audit Committee has designated the Auditor of Peoples, as head of the Internal Audit Department (the “Auditor”), to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Pre-Approval Policy.  The Auditor reports to the Audit Committee on a periodic basis as to the results of this monitoring.  Both the Auditor and management are to immediately report to the Chairman of the Audit Committee any breach of the Pre-Approval Policy that comes to the attention of the Auditor or any member of management.

The Audit Committee also reviews the Auditor’s annual internal audit plan to determine whether the plan provides for adequate monitoring of the independent registered public accounting firm’s services.

PROPOSAL NUMBER 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of Peoples’ Board of Directors has appointed E&Y to serve as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009, and recommends that Peoples’ shareholders vote for the ratification of that appointment.  E&Y audited Peoples’ consolidated financial statements as of and for the fiscal year ended December 31, 2008 and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2008.  Representatives of E&Y are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The appointment of Peoples’ independent registered public accounting firm is made annually by the Audit Committee.  Peoples has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of Peoples’ consolidated financial statements and internal control over financial reporting.  Before appointing E&Y, the Audit Committee carefully considered that firm’s qualifications as Peoples’ independent registered public accounting firm and the audit scope.

Recommendation and Vote

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT PEOPLES’ SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y.

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of E&Y as Peoples’ independent registered public accounting firm for the fiscal year ending December 31, 2009.  The effect of an abstention is the same as a vote “AGAINST.”  Even if the appointment of E&Y is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of E&Y and to engage another firm if the Audit Committee determines such action necessary or desirable.  If the appointment of E&Y is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.

PROPOSAL NUMBER 3:
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The ARRA, more commonly known as the economic stimulus package, was signed into law on February 17, 2009.  In addition to a wide variety of programs intended to stimulate the economy, the ARRA imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like Peoples that participated in the Capital Purchase Program prior to the ARRA.  These restrictions apply through the ARRA Covered Period.

One of the new requirements is that any proxy for a meeting of shareholders at which directors are to be elected, which is held during the ARRA Covered Period, permit a non-binding advisory vote by the shareholders on the compensation of the executives of the TARP participant, as described in the participant’s proxy statement.  This is commonly referred to as a “Say-on-Pay” proposal.

As a shareholder, you are being provided with the opportunity to endorse or not endorse Peoples’ executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of Peoples’ executives, as described in the COMPENSATION DISCUSSION AND ANALYSIS and the tabular and accompanying narrative disclosure contained on pages 20 – 45 in this proxy statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors.  The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that Peoples’ compensation policies and procedures are reasonable in comparison to both to Peoples’ peer bank holding companies and to Peoples’ performance during 2008.  We also believe that Peoples’ compensation program aligns with the interests of our shareholders in the long-term value of Peoples as well as the components that drive long-term value.

Recommendation and Vote

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NUMBER 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, in a non-binding advisory vote, Peoples’ executive compensation disclosed in this proxy statement.  The effect of an abstention is the same as a vote “AGAINST” the proposal.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials to households.  This method of delivery, often referred to as “householding,” would permit Peoples to send a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any household at which two or more different shareholders reside if Peoples reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts.  In each case, the shareholder(s) must consent to the householding process, and may at any time request that Peoples promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding.  Each shareholder would continue to receive a separate notice of meeting of shareholders and proxy card.  The householding procedure is intended to reduce the volume of duplicate information shareholders receive and reduce Peoples’ expenses.  Peoples does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time.

Many broker/dealers, financial institutions and other holders of record have instituted householding.  If your family has one or more “street name” accounts under which you beneficially own common shares of Peoples, you may have received householding information from your broker/dealer, financial institution or other record holder in the past.  Please contact the record holder directly if you have questions, require additional copies of this proxy statement or Peoples’ 2008 Annual Report or if you wish to revoke your decision to household and thereby receive multiple copies of proxy materials.  You should also contact the record holder if you wish to institute householding.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this proxy statement.  However, if any other matter requiring a vote of the shareholders is properly presented at the Annual Meeting or any adjournment thereof, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

It is important that your proxy card be completed, signed and returned promptly.  If you do not expect to attend the Annual Meeting in person, please complete, sign and return the accompanying proxy card in the self-addressed envelope furnished herewith.

                                                                                           By Order of the Board of Directors,

                                                                                                                                                                                           Mark F. Bradley
                                                                                                                                                                                           President and Chief Executive Officer

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

PEOPLES BANCORP INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2009

10:00 a.m., Eastern Daylight Saving Time

Holiday Inn

701 Pike Street

Marietta, Ohio 45750

Peoples Bancorp Inc. P.O. Box 738 Marietta, Ohio 45750	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 23, 2009.

The common shares of Peoples Bancorp Inc. (“Peoples”) as to which you have voting authority, including those held on your behalf in a trust account, under Peoples’ Dividend Reinvestment and Stock Purchase Plan or under Peoples Bancorp Inc. Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.

If no choice is specified, the common shares of Peoples represented by this proxy card will be voted, if permitted by applicable law, “FOR” the election of the director nominees listed in Item No. 1, “FOR” the Proposal in Item No. 2 and “FOR” the Proposal in Item No. 3.

By signing this proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Annual Meeting of Shareholders and appoint Mark F. Bradley and Richard Ferguson, and each of them with full power of substitution, as your proxies to attend the Annual Meeting of Shareholders and vote your common shares of Peoples on the matters shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Annual Meeting of Shareholders and all adjournments thereof.

Peoples Bancorp (w/logo)® is a federally registered service mark of Peoples Bancorp Inc.

See reverse for voting instructions.

00065046

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” All Director Nominees Listed in Item No. 1,
“FOR” the Proposal in Item No. 2 and “FOR” the Proposal in Item No. 3.

1.  Election of directors for a                      01 Carl L. Baker, Jr.                03 Wilford D. Dimit           □Vote FOR all nominees            □Vote WITHHELD
     three-year term expiring in 2012:           02 George W. Broughton     04 Richard Ferguson              (except as marked)                        from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Ernst & Young LLP as Peoples’ independent
registered public accounting firm for the fiscal year ending December 31, 2009.	□	For	□	Against	□	Abstain

3.	Approval, in a non-binding advisory vote, of Peoples’ executive compensation
disclosed in the Proxy Statement for the Annual Meeting of Shareholders.	□	For	□	Against	□	Abstain

THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN ITEM NO. 1, FOR THE PROPOSAL IN ITEM NO. 2 AND FOR THE PROPOSAL IN ITEM NO. 3.  IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

Address Change? Mark Box  □   Indicate changes below:                                                                                                      Date _____________________________________

                                                                    Signature(s) in Box

                                                                    Please sign exactly as your name(s) appears on the proxy card.
                                                                    If held in joint tenancy, all persons must sign. Trustees, administrators, executors, guardians, attorneys, agents, etc., must include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the proxy card.